As filed with the Securities and Exchange Commission on January 27, 2006.

                                                     Registration No. 333-130173
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                   FORM SB-2/A
                               AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                             INFOSEARCH MEDIA, INC.
                         (Name of Small Business Issuer)
                                 ---------------
    Delaware                         7389                      90-0002618
    --------                         ----                      ----------
 (State or Other        (Primary Standard Industrial       (I.R.S. Employer
 Jurisdiction of         Classification Code Number)     Identification Number)
Incorporation or
 Organization)

                               4086 Del Rey Avenue
                            Marina Del Rey, CA 90292
                                 (310) 437-7380

             (Address and Telephone Number of Registrant's Offices)
                               -------------------

                                 George Lichter
                             Chief Executive Officer
                               4086 Del Rey Avenue
                            Marina Del Rey, CA 90292
                                 (310) 437-7380
               (Address and Telephone Number of Agent for Service)

      The Commission is requested to send copies of all communications to:

                              Christopher D. Dillon
                                Michael H. Irvine
                            Gunderson Dettmer Stough
                      Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                              Menlo Park, CA 94025
                                 (650) 321-2400
                               -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933 check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933 check the following box.

                               -------------------

                         CALCULATION OF REGISTRATION FEE

                                                                                    Proposed
                                                              Proposed Maximum       Maximum           Amount of
          Title of Each Class of              Amount to be     Offering Price       Aggregate      Registration Fee
     Securities to be Registered (1)           Registered       Per Share (2)        Offering             (3)
     -------------------------------          ------------    ----------------    -------------    ----------------
Shares of our common stock, par value
$0.001 per share, and our common stock
underlying warrants                            12,539,061          $0.675         $8,463,866.18         $905.63

(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of our common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the bid and asked sales prices of our common stock as reported by the OTC Bulletin Board on December 5, 2005 in accordance with Rule 457(c) under the Securities Act of 1933.

(3)   Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS REGISTRATION STATEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

  SUBJECT TO COMPLETION, THIS PRELIMINARY PROSPECTUS IS DATED JANUARY 27, 2006

                             PRELIMINARY PROSPECTUS

                             INFOSEARCH MEDIA, INC.

                        12,539,061 SHARES OF COMMON STOCK

                   TO BE OFFERED BY HOLDERS OF COMMON STOCK OF

                             INFOSEARCH MEDIA, INC.

In this prospectus, unless the context requires otherwise, "we," "our," "us," "InfoSearch" and "InfoSearch Media" refer to InfoSearch Media, Inc. and its subsidiaries.

This prospectus relates to the offering by certain stockholders of InfoSearch Media, Inc., referred to in this prospectus as "Selling Stockholders," of up to 12,539,061 shares of our common stock, par value $0.001 per share. Those shares of include 8,359,375 shares of our common stock which were acquired from us pursuant to a private placement transaction completed in November 2005, referred to in this prospectus as the "Private Placement Transaction" and 4,179,686 shares of our common stock underlying warrants, issued in connection with the Private Placement Transaction. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. We may or may not receive proceeds from the exercise price of warrants if they are exercised by the Selling Stockholders, depending on the method of exercise. We intend to use proceeds received from any exercise of warrants for working capital or general corporate purposes.

The Selling Stockholders have advised us that they will sell our common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all of their selling commission, brokerage fees and related expenses. The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See "Plan of Distribution."

Our common stock is traded on the OTC Bulletin Board under the symbol "ISHM.OB." On January __, 2006, the closing bid price of our common stock was $0.__ per share.

BEFORE MAKING ANY INVESTMENT IN OUR SECURITIES, YOU SHOULD READ AND CAREFULLY CONSIDER RISKS DESCRIBED IN THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated _______ __, 2005

                                Table of Contents

                                                                            Page
                                                                            ----
SUMMARY........................................................................1

RISK FACTORS...................................................................3

FORWARD-LOOKING STATEMENTS....................................................14

USE OF PROCEEDS...............................................................15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................15

DIVIDEND POLICY...............................................................16

CAPITALIZATION................................................................16

MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................17

BUSINESS......................................................................26

MANAGEMENT....................................................................34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................42

SELLING STOCKHOLDERS..........................................................43

PLAN OF DISTRIBUTION..........................................................45

DESCRIPTION OF SECURITIES.....................................................46

LEGAL MATTERS.................................................................47

EXPERTS.......................................................................47

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................47

FINANCIAL STATEMENTS.........................................................F-1

We obtained statistical data, market data and certain other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

                                     SUMMARY

                                   Our Company

InfoSearch Media, Inc. is a Los Angeles-based global developer of unique content-based search marketing solutions that support the non-paid (otherwise known as organic, which refers to the search results that the search engines find on the world wide web as opposed to those listings for which companies pay for placement) search marketing initiatives of its clients. We have two primary revenue producing programs, ContentLogic and ArticleInsider. Through our ContentLogic program we deliver, through sale or license agreements, branded original content for use on client's web sites. Utilizing sophisticated content and keywords analytics, content developed in the ContentLogic program drives traffic to the client's website through improved search engine rankings. The ContentLogic content provides an environment engineered to stimulate a sale through the use of content highly focused on the client's products and services. We derive revenue from this program primarily through month-to-month licensing agreements. Many of our small business clients prefer the month-to-month leasing option over the purchase alternative because it provides a lower upfront cost without a long term commitment. We are concentrating on the licensing model as it provides us with ongoing, ratable revenue as well as an ongoing customer relationship which provides a continuing opportunity to sell to InfoSearch's clients new or additional products or services.

Our ArticleInsider program was designed to target clients desiring to increase and improve traffic to the client's existing website by providing to such client highly qualified leads. Using the same content development and keyword analytics development process utilized for ContentLogic, content is written for clients in the form of a general informational article focused on the client's business topic. The article is placed on the ArticleInsider website located at www.articleinsider.com. Clients sponsor an advertising link placed in a prominent location on the article through which the client receives screened traffic leads to their websites. We receive revenues for such services in the now traditional cost per click method. In May 2005, we began selling our traffic through our proprietary bidding software which distributes traffic to clients according to relative bid rates. At the same time, we established an affiliate program as part of our ArticleInsider program in order to supplement the traffic we receive to the ArticleInsider website. We derive revenues from the affiliate program on a cost-per-click ("CPC") basis through the sale of visitor traffic purchased by us from other online advertising companies and tested through our proprietary click-fraud prevention software. The final component of the ArticleInsider program is our partnership with Google wherein Google pays us fees for clicks on links sponsored by Google and displayed on the ArticleInsider web site.

On December 31, 2004, Trafficlogic, Inc., a California corporation ("Trafficlogic") merged with MAC Worldwide, Inc. ("MAC"); the surviving company changed its name to InfoSearch Media, Inc. ("InfoSearch Media" or the "Company"). Such merger consisted of three related transactions: (1) the merger (the "Merger") of Trafficlogic with and into a newly organized and wholly-owned subsidiary of MAC, Trafficlogic Acquisition Corp., a Delaware corporation, which later changed its name to Trafficlogic, Inc. ("Acquisition Sub"); (2) the disposition of MAC's wholly-owned operating subsidiary, Mimi & Coco, Inc., a Canadian corporation ("Mimi & Coco") (the "Split-Off"); and (3) the closing of a private placement offering of common stock, par value $0.001 per share (the "our common stock") (the "Private Placement Transaction"). The Company, originally a Sub Chapter S Corporation, lost its S election on January 5, 2004 and is now organized as a Sub Chapter C Corporation. The current officers and directors of the Company are listed on page 27.

Our principal executive offices are located at 4086 Del Rey Avenue, Marina Del Rey, California 90292. Our telephone number is (310) 437-7380.

                                  The Offering

our common stock currently outstanding (1)  42,277,775 shares our common  stock  offered by the  Selling
Stockholders..............................  8,359,375 shares our common  stock  issuable on exercise of
warrants..................................  4,179,686 shares our  common  stock  outstanding  after the
offering (2)..............................  46,457,461 shares

Use of Proceeds (3).......................  We will not receive any proceeds from the sale of our common stock offered by this prospectus.  We may or may
                                            not receive proceeds from the exercise of Warrants if they are exercised by selling stockholders, depending on the
                                            method of exercise.  We intend to use proceeds received
                                            from any exercise of warrants for working capital and
                                            general corporate purposes.

OTC Bulletin Board Symbol.................  ISHM.OB

---------------------

(1) Includes 8,359,375 shares of our common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the U.S. Securities and Exchange Commission.

(2) Assumes the full exercise of all 4,179,686 shares of our common stock underlying warrants.

(3) Assumes that warrants are exercised for cash. The warrants also contain a cashless exercise provision whereby the selling stockholder may elect to receive fewer shares of our common stock without delivering any cash to the Company.

                                  RISK FACTORS

As used in this section, "we," "our," "us," "InfoSearch," and "InfoSearch Media" refer to InfoSearch Media, Inc. and its subsidiaries. Our future revenues will be derived from sales of our search engine marketing services. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected.

RISKS RELATING TO THE COMPANY

Our limited operating history makes evaluation of our business difficult.

We were incorporated in the State of Delaware on December 14, 2000, and we have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history.

We may need additional funding to support our operations and capital expenditures, which may not be available to us and which lack of availability could adversely affect our business.

We have no committed sources of additional capital. For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow from operations and our cash on hand. If our capital resources are insufficient, we will have to raise additional funds. We may need additional funds to continue our operations, pursue business opportunities (such as expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties or to respond to competitive pressures. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in further dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy, including the possibility of additional acquisitions or internally developed businesses. Through September 30, 2005 we had an accumulated deficit of $6,998,153.

We have incurred losses since our inception, and we expect our losses to continue for the foreseeable future, which will adversely affect our ability to achieve profitability.

To date, we have incurred net losses of $4,322,864 for fiscal year 2004 and net losses of $1,801,454 for fiscal year 2003. Through September 30, 2005, we have incurred net losses of $355,483. Also, we may continue to incur net losses if our revenues decline, resulting from stock option expenses, increases in our sales and marketing activities, regulatory and compliance costs, or investment in the business. These issues may prove to be larger than we currently anticipate, which could further increase our net losses. We cannot predict when, or if, we will become profitable in the future. Even if we achieve profitability, we may not be able to sustain it.

We may make acquisitions, which could divert management's attention, cause ownership dilution to our stockholders and be difficult to integrate.

Our business strategy depends in part upon our ability to identify, structure and integrate acquisitions that are complementary with our business model. Acquisitions, strategic relationships and investments in the technology and Internet sectors involve a high degree of risk. We may also be unable to find a sufficient number of attractive opportunities, if any, to meet our objectives. Although many technology and Internet companies have grown in terms of revenue, few companies are profitable or have competitive market share. Our potential strategic acquisition, strategic relationship or investment targets and partners may have histories of net losses and may expect net losses for the foreseeable future.

Acquisition transactions are accompanied by a number of risks that could harm us and our business, operating results and financial condition:

      o we could experience a substantial strain on our resources, including time and money, and we may not be successful;

      o our management's attention may be diverted from our ongoing business concerns;

      o while integrating new companies, we may lose key executives or other employees of these companies;

      o we could experience customer dissatisfaction or performance problems with an acquired company or technology;

      o we may become subject to unknown or underestimated liabilities of an acquired entity or incur unexpected expenses or losses from such acquisitions; and

      o we may incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.

Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

We may be unable to attract and retain key employees and the loss of our senior management could harm our current and future operations and prospect.

We are heavily dependent on the continued services of George Lichter, our President and Chief Executive Officer. Our success also depends on the skills, experience and performance of other key members of our management team. The loss of any key employee, in particular the departure of our Executive Chairman, Claudio Pinkus, Chief Executive Officer, George Lichter, Chief Financial Officer, Frank Knuettel, II, Chief Strategic Officer, Steve Lazuka, General Manager, ContentLogic, David Averill, our Chief Information Officer, Kelly Bakst, and our VP of Technology, David Gagne, could have an adverse effect on our prospects, business, financial condition, and results of operations. Any member of our senior management team may voluntarily terminate his employment with the Company at any time upon short notice.

As of December 31, 2005, our senior management controlled approximately 26% or 11,023,762 shares of our common stock. Their collective voting control is only partially related to their continued employment with the Company as 9,049,943 of these shares are fully-vested. The loss of the services of any member of our senior management, for any reason, or any conflict among our senior management officers, could harm our current and future operations and prospects as they could prevent stockholder approval at a stockholder meeting.

Failure to attract and retain necessary technical personnel and skilled management could adversely affect our business. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Our senior management has never managed a public company.

The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our senior management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Further, this could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

We may not be able to effectively manage our growth.

Our strategy envisions growing our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

      o     meet our capital needs;

      o     expand our systems effectively or efficiently or in a timely manner;

      o     allocate our human resources optimally;

      o     identify and hire qualified employees or retain valued employees; or

      o incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations our financial results could be adversely affected.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual's independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of our common stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors' and officers' liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, the financial condition of our Company may be materially adversely affected.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage the Company.

RISKS RELATING TO OUR BUSINESS

If we do not maintain and grow a critical mass of online advertisers and content licensees, our operating results could be adversely affected.

Our success depends, in part, on the maintenance and growth of a critical mass of online advertisers and content licensees and a continued interest in our performance-based advertising and search marketing services. If our business is unable to achieve a growing base of online advertisers and content licensees, in particular, we may not successfully develop or market technologies, products or services that are competitive or accepted by online advertisers and content licensees, which comprise a large portion of the search marketing-based community. Any decline in the number of online advertisers and content licensees could adversely affect our operating results generally.

We are dependent upon several of the major search engines to continue to provide us traffic that our merchant advertisers deem to be of value, and if they do not, it could have a material adverse effect on the value of our services.

We are dependent upon several of the major Internet search engines namely Google, Yahoo!, MSN and AOL to provide us traffic that our merchant advertisers deem to be of value. The InfoSearch ArticleInsider business model is predicated on individuals performing keyword searches and through those searches finding our articles in the non-paid search results portion of the search results page and ultimately clicking through to the advertiser on the InfoSearch article. If our traffic from any or multiple of these search engineers were interrupted for any reason, we would potentially suffer a significant decline in revenue. We monitor the traffic delivered to our merchant advertisers in an attempt to optimize the quality of traffic we deliver. We review factors such as non-human processes, including robots (which create automated, artificial traffic), spiders (which review websites for search engines in order for the search engines to categorize the content of websites but have no direct commercial value to the website owner), scripts (or other software), mechanical automation of clicking and other sources and causes of low-quality traffic, including, but not limited to, other non-human clicking agents. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic will be provided to our merchant advertisers, which, if not contained, may be detrimental to those relationships. Low-quality traffic (or traffic that is deemed to be less valuable by our merchant advertisers) may prevent us from growing our base of merchant advertisers and cause us to lose relationships with existing merchant advertisers.

We may be subject to litigation for infringing the intellectual property rights of others.

Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

For example, Overture Services, a subsidiary of Yahoo!, which operates in certain competitive areas with us, owns a patent (U.S. Patent No. 6,269,361), which purports to give Overture rights to certain bid-for-placement products and pay-per-performance search technologies. Overture is currently involved in litigation with two companies relating to this patent (FindWhat and Google). These companies are vigorously contesting Overture's patent. If we were to acquire or develop a related product or business model that Overture construes as infringing upon the above-referenced patent, then we could be asked to license, re-engineer our product(s) or revise our business model according to terms that may be extremely expensive and/or unreasonable. Additionally, if Overture construes any of our current products or business models as infringing upon the above-referenced patent, then we could be asked to license, re-engineer our product(s) or revise our business model according to terms that could be extremely expensive and/or unreasonable.

Any patent litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may be involved in lawsuits to protect or enforce any patents that we may be granted, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

RISKS RELATING TO OUR INDUSTRY

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We operate in a highly competitive environment. We principally compete with other companies in the following main areas:

      o     sales to online advertisers of performance-based advertising; and

      o content licensing services that allow online advertisers and merchants to employ our content to drive traffic to their websites.

Although we currently pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us.

We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering our market are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing services industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for us and other smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position in the search marketing services industry.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

      o     longer operating histories;

      o     more management experience;

      o     an employee base with more extensive experience;

      o a better ability to service customers in multiple cities in the United States and internationally by virtue of the location of sales offices;

      o     larger customer bases;

      o     greater brand recognition; and

      o     significantly greater financial, marketing and other resources.

In addition, many current and potential competitors can devote substantially greater resources than we can to promotion, website development and systems development. Furthermore, currently and in the future to the extent the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may not be competitive.

The market for our services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive services. We believe that our future success will depend, in part, upon our ability to develop our services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire; floods; network failure; hardware failure; software failure; power loss; telecommunications failures; break-ins; terrorism, war or sabotage; computer viruses; denial of service attacks; penetration of our network by unauthorized computer users and "hackers" and other similar events; and other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our online advertisers and content licensees, our revenue may decline and our business could suffer.

We rely on third party co-location providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party co-location providers to host our main servers. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

Our quarterly results of operations might fluctuate due to changes in the listing parameters employed by search engines to show the results of a particular search query, which could adversely affect our revenue and in turn the market price of our common stock.

Our revenue is heavily dependent on how search engines treat our content in their indexes. In the event search engines determine that our content is not high quality, such search engines may not rank our content as highly in their indexes resulting in a reduction in our traffic, which may cause lower than expected revenues. We are greatly dependent on a small number of major search engines, namely Google, Yahoo!, MSN and AOL. Search engines tend to adjust their listing parameters periodically and each adjustment tends to have an impact on how our content ranks in their indexes. These constant fluctuations could make it difficult for us to predict future revenues.

Our quarterly results of operations might fluctuate due to customer retention rates for our content licensing product, which could adversely affect our revenue and in turn the market price of our common stock.

Our revenue is dependent on our client retention rate. A decrease in the retention rate could have a significant negative impact on our ongoing revenues, cash flows and stock price. An increase in the churn rate could also adversely affect our reputation, making it more difficult to obtain new clients, further negatively impacting our revenues and cash flows.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including our online advertisers and potential online advertisers and content licensees and potential licensees, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, online spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

      o possible disruptions or other damage to the Internet or telecommunications infrastructure;

      o failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

      o a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

      o     increased governmental regulation and taxation; and

      o     actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we, and other market participants, must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may suffer losses as a result of fraudulent data or payment failure by merchant advertisers.

We may suffer losses as a result of payments made with fraudulent credit card data. Our failure to control fraudulent credit card transactions adequately could reduce any gross profit margin. In addition, under limited circumstances, we extend credit to online advertisers who may default on their accounts payable to us.

Government regulation of the Internet and online commerce may adversely affect our business and operating results.

Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:

      o The Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

      o The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Many of the services of the Internet are automated and companies, such as ours, may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances; for example, it is possible that some courts could find strict liability or impose "know your customer" standards of conduct in certain circumstances.

We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws. The restrictions imposed by, and costs of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Online commerce is relatively new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are evolving. Currently, there are few laws or regulations directly applicable to the Internet or online commerce on the Internet, and the laws governing the Internet that exist remain largely unsettled. New Internet laws and regulations could dampen growth in use and acceptance of the Internet for commerce. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. The vast majority of those laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not expressly contemplate or address the unique issues presented by the Internet and related technologies. Further, growth and development of online commerce have prompted calls for more stringent consumer protection laws, both in the U.S. and abroad. The adoption or modification of laws or regulations applicable to the Internet could have a material adverse effect on our Internet business operations. We also are subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers.

In addition, in 1998, the Internet Tax Freedom Act was enacted, which generally placed a three-year moratorium on state and local taxes on Internet access and on multiple or discriminatory state and local taxes on electronic commerce. This moratorium was recently extended until November 1, 2007. We cannot predict whether this moratorium will be extended in the future or whether future legislation will alter the nature of the moratorium. If this moratorium is not extended in its current form, state and local governments could impose additional taxes on Internet-based transactions, and these taxes could decrease our ability to compete with traditional retailers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, several telecommunications carriers have requested that the Federal Communications Commission ("FCC") regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on our Internet business operations.

Future regulation of search engines may adversely affect the commercial utility of our search marketing services.

The Federal Trade Commission ("FTC") has recently reviewed the way in which search engines disclose paid placements or paid inclusion practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid inclusion is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid placement or paid inclusion listings on search results. Such disclosures if ultimately mandated by the FTC or voluntarily made by us may reduce the desirability of any paid placement and paid inclusion services that we offer. We believe that some users may conclude that paid search results are not subject to the same relevancy requirements as non-paid search results, and will view paid search results less favorably. If such FTC disclosure reduces the desirability of our paid placement and paid inclusion services, and "click-throughs" of our paid search results decrease, the commercial utility of our search marketing services could be adversely affected.

We may incur liabilities for the activities of users of our service, which could adversely affect our service offerings.

The law relating to the liability of providers of online services for activities of their users and for the content of their merchant advertiser listings is currently unsettled and could damage our business, financial condition and operating results. Our insurance policies may not provide coverage for liability arising out of activities of our users or merchant advertisers for the content of our listings. Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our businesses. We may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers of our services or for the content of our listings. Our potential liability for unlawful activities of users of our services or for the content of our listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings.

RISKS RELATING TO THE COMMON STOCK

Applicable SEC rules governing the trading of "penny stocks" limits the trading and liquidity of our common stock which may affect the trading price of our common stock.

The our common stock is currently quoted on the NASD's OTC Bulletin Board, and trades below $5.00 per share; therefore, our common stock is considered a "penny stock" and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

      o     announcements of new products or services by our competitors; and

      o fluctuations in revenue attributable to changes in the search engine listing parameters that rank the relevance of our content.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

      o     quarterly variations in our revenues and operating expenses;

      o announcements of technological innovations or new products or services by us; and

      o     significant sales of our common stock by the selling stock holders.

Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

There is a limited public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is a limited public market for shares of our common stock. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock.

Our common stock is controlled by insiders.

Due to the merger between TrafficLogic and MAC, the former shareholders of TrafficLogic beneficially own approximately 38% of the outstanding shares of our common stock. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal security holders may be able to control matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Accordingly, these former TrafficLogic shareholders will have the power to control the election of all of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire our common stock, you may have no effective voice in the management of the Company.

As one of the former TrafficLogic shareholders, Steve Lazuka, our Founder and Chief Strategy Officer, beneficially owns approximately 22% of our outstanding common stock. As one of our largest stockholders, Mr. Lazuka's interests may conflict with his fiduciary duties as an officer and director and may influence how Mr. Lazuka votes on certain matters that require stockholder approval. Mr. Lazuka may influence the outcome of various actions that require stockholder approval including the election of our directors, delaying or preventing a transaction in which stockholders might receive a premium over the prevailing market price for their shares and preventing changes in control or management.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their our common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

If we become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2,000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 of the Delaware General Corporation Law provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an "interested stockholder" and may not engage in "business combinations" with us for a period of three years from the time the person acquired 15% or more of our voting stock.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking" information within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to many risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include:

      o legal regulation of our business and the cost of compliance with laws that may become applicable to our business; and

      o other risks and uncertainties described under "Risk Factors" and in our filings with the SEC.

You are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

When used herein, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                                 USE OF PROCEEDS

We will not receive proceeds from the sale of shares of our common stock under this prospectus, but we did receive consideration from certain of the Selling Stockholders at the time they purchased our common stock in the Private Placement Transaction. We may or may not receive proceeds from the exercise of warrants if they are exercised by the Selling Stockholders, depending on the method of exercise. We intend to use proceeds received from any exercise of warrants for working capital and general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board under the symbol "ISHM.OB." Our common stock has been quoted on the OTC Bulletin Board under the symbol "ISHM.OB" since January 5, 2005. Prior to that time, our common stock was not actively traded in the public market and was quoted on the OTC Bulletin Board under the symbol "MWRD.OB," representing MAC Worldwide, Inc. Therefore, price information for our common stock as reported on the OTC Bulletin Board is not available prior to January 5, 2005. On January __, 2006, the closing bid price of our common stock was $0.__ per share. As of December 31, 2005, there were approximately 109 holders of record of our common stock. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

      Quarter Ended                      High                   Low
      December 31, 2005                $ 0.94                 $ 0.66
      September 30, 2005               $ 1.10                 $ 0.64
      June 30, 2005                    $ 2.05                 $ 0.63
      March 31, 2005                   $ 3.85                 $ 1.87

Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

                                 DIVIDEND POLICY

The Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings to support its growth.

                                 CAPITALIZATION

The following table sets forth the Company's capitalization as of September 30, 2005:

Stockholders' Deficit:

  Common stock; par value $0.001 per share; 200,000,000
  shares authorized; 33,918,400 issued and outstanding...............    33,918

  Preferred stock, undesignated, par value $0.001 per
  share, 25,000,000 shares authorized; no shares issued
  and outstanding (actual); no shares issued and
  outstanding (as adjusted)..........................................        --

Accumulated Deficit..................................................(6,998,153)

Additional Paid-in Capital........................................... 4,306,728

Total Stockholders' Deficit..........................................(2,657,506)

Total Capitalization.................................................(2,657,506)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the attached financial statements and notes thereto. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve certain risks and uncertainties, including, among others, the risks and uncertainties discussed below.

                          CRITICAL ACCOUNTING POLICIES

The Company described its critical accounting policies in Note 3, "Summary of Significant Accounting Policies" of the Notes to the Financial Statements for the Years Ended December 31, 2004 and 2003 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 29, 2005. The critical accounting policies are those that are most important to the portrayal of the financial condition and results of operations, and require management's significant judgments and estimates. The application of such critical accounting policies fairly depicts the financial condition and results of operations for all periods presented.

The Company's revenues are derived principally from the licensing or sale of unique content developed for its clients under the ContentLogic program or the sale on a cost-per-click ("CPC") basis of advertising traffic as part of its ArticleInsider program. In addition, the Company receives a small portion of its revenue through other marketing services including advertising link sales and website design referral fees.

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and 104 "Revenue Recognition," and Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables." In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

Client deposits received for products and services provided by the ArticleInsider program are initially recorded as deferred revenue. The Company recognizes revenue on a CPC basis as advertising traffic is distributed to its clients. As the traffic is distributed through the ArticleInsider web site or through it's the ArticleInsider affiliate program to the Company's clients, the bidded or contracted CPC amount is recognized as revenue. Total click-throughs are defined as the number of unique users that click on an advertisement or search result. Also, as part of this program, the Company has established a partnership with Google through which Google pays the Company fees for clicks on links sponsored by Google and displayed on the ArticleInsider web site. The Company recognizes the revenue generated from this service as reported by Google to the Company at the end of each month.

The Company also derives revenue through the licensing and sale of high quality content in the ContentLogic program. If a client deposit is received in advance of work being completed, a deferred revenue liability account entry is created until the revenue is recognized. Content sale revenue is recognized when the content is delivered to and accepted by the client. Revenue received through a 12-month license agreement is treated as an installment sale and prorated revenue is recognized on a monthly basis over the life of the agreement. Clients subject to a 12-month licensing agreement have the right to continue leasing the content at the end of the term on a month-to-month basis. In late September, 2005, the Company increased licensing fees and revised the term provided under the licensing agreements from annual to month-to-month. Revenue received under month-to-month licensing agreements is recognized on a monthly basis.

The Company also receives revenue from website design referral fees and advertising link sales. Revenue received from these services is recognized when the service is complete. Client deposits received in advance of work being completed for such services are deferred by creation of a revenue liability account entry until the revenue is recognized.

A significant portion of the Company's cost of sales is related to content developed under the ContentLogic program and content developed and affiliate traffic costs for the Company's ArticleInsider program.

Content developed pursuant to outright sales and licensing under the ContentLogic program is developed through editors, keyword analysts and independent contractors who write and edit the copy and analyze the keywords. The Company recognizes and expenses those costs related to the content developed for outright sales to clients as the cost is incurred, while the cost of content development for licensing subject to a 12-month contract is amortized over the life of the contract. In late September, 2005 the Company introduced a month-to-month ContentLogic licensing option, with content development costs for the month-to-month agreements expensed when incurred.

Whereas costs of content development for sale to third parties is expensed as incurred in the case of an outright sales or pursuant to a month-to-month license or expensed over twelve months for a fixed-term twelve month license, costs related to the content development for the Company's ArticleInsider web site are capitalized. Content developed pursuant to InfoSearch's ArticleInsider product increase the value of the network and yield revenue to InfoSearch over a period of years, which lead to the decision to capitalize the development costs. Through December 31, 2004, the Company's practice was to expense the cost of content developed for ArticleInsider as the costs were incurred. However, with the ongoing management of the ArticleInsider product, it became apparent to InfoSearch management that the average lifespan of an article on the network, i.e. how long it continued to draw traffic from individuals performing keyword searches, was well in excess of three years. Earlier expectations were that the lifespan would be shorter. In fact, it became apparent to InfoSearch management that it was not uncommon that an article would not begin drawing traffic until some number of months after it was posted on the network. With the advice of InfoSearch's previous auditors, as of January 1, 2005, to better match costs to revenues, and recognize the increased value of the network, the Company began amortizing ArticleInsider related content development costs over the expected life of thirty-six months, which resulted in an increase in the Company's gross margins.

The Company recognizes the costs associated with its affiliate program as incurred.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement 123R (revised 2004) which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). The Company files as a small business issuer and must meet the requirements of this Statement for accounting periods after December 15, 2005. Adoption of FASB 123R will have a significant impact on the financial statements of the Company through the expensing of stock option grants.

In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 replaces Accounting Principles Board Opinion No. 20, "Accounting Changes" ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

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

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154.

PLAN OF OPERATION

InfoSearch Media, Inc. is an online media company that leverages its network of professional copywriters to develop comprehensive content for its clients and create content-based solutions to drive traffic and business to our client's websites. Our network of copywriters develops original, comprehensive information to translate our client's message to consumers. Through strict adherence to industry best practices, we leverage the skills of our copywriting team to produce sustainable results in search, attract customers for our clients and communicate our client's vision.

We are targeting this market through two primary product groups as follows:

ContentLogic - We launched ContentLogic to provide our clients the ability to license or purchase original, high-quality content created by our team of professional copywriters with expert knowledge in search. High quality content has the following three benefits to online businesses:

      1. Higher Conversion Rates. High quality content builds trust and gives people a reason to repeatedly visit a specific site. Studies show that trust is one of the most important factor people consider when making a purchase online. Repeat visitors also result in more sales.

      2. More Advertising Revenue. By driving additional traffic to a website, content provides clients an opportunity to further monetize the value of their websites through program like Google Adsense or Yahoo Content Match.

      3. Free Search Engine Traffic. Good quality content about the topic people are searching for generally yields significantly higher rankings among the major search engines.

ArticleInsider - We operate a traffic distribution network service based on our affiliate program and our website ArticleInsider.com. All traffic is screened utilizing our proprietary click-fraud prevention software prior to sale and distribution to the clients. The traffic is screened to eliminate clicks generated by hit bots, robots, spiders, scrapers, multiple clicking scripts, zeroframes, iframes, IRC cheats, or other software programs which may now exist or which may be developed in the future for artificially generating Internet searches or clicks in an effort to send InfoSearch merchant advertisers the highest quality traffic possible.

      o ArticleInsider contains articles through which traffic is driven to our advertisers. This service provides our clients the opportunity to advertise on specific content within our network by placing contextual advertisements on related topic-specific articles. Internet users browse from the search results of any major search engine to the ArticleInsider content. Once they visit one of our articles, users either read the article and leave, or they click on an advertisement which generates revenue for us. In this way, the leads generated through ArticleInsider content provide online advertisers with screened leads that match the demographic that is most likely to purchase their specific products or services.

      o InfoSearch operates an affiliate program in conjunction with numerous firms, including Yahoo Search Marketing. We are currently evaluating other potential partners with which to work in the distribution of high quality traffic.

We derive revenues through these two product groups through the following methods:

      ContentLogic. We derive revenue under the ContentLogic program from the licensing or purchase of content by online businesses. Clients purchase content for a fixed cost per page or license content under licensing agreements with the Company for a smaller cost per month. We launched the licensing option in April, 2005 by providing clients the ability to license use of content for a one-year period. In late September, 2005, we increased licensing fees and reduced the term of the licensing agreements from one year to month-to-month. Under the licensing agreements, we retain ownership of the content and can repurpose it or add it to the ArticleInsider web site on the termination of the license agreement.

      ArticleInsider. We also derive revenue from advertising fees that we collects on a cost per click ("CPC") basis in return for delivering web visitors through the ArticleInsider.com network or its affiliate program to our approximately 4,000 clients or to Google's advertisers through the Google "Adsense" program.

We also earn small amounts of revenue related to the sale of advertising links and website design referral fees. We are also in the process of evaluating other potential business opportunities related to its network and content development capabilities.

KEY PERFORMANCE INDICATORS

In addition to revenues and net income, InfoSearch management also considers the following key indicators in assessing the operations of the business:

      o     New sales bookings - total and percent of budget
      o     Sales headcount and turnover
      o     Customer satisfaction surveys
      o     Renewal and churn rates - total and relative to budget
      o     On-time delivery of projects
      o     Licensing backlog
      o     Level of deferred revenue

Management analyzes trends and variations in these metrics to manage the health of the business and guide growth, expenses and product direction.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

REVENUES

Revenues increased 131% and 183% to $2,685,510 and $6,496,249 for the three and nine months ended September 30, 2005, respectively. These revenues have increased from $1,162,059 and 2,295,049 for the three and nine months ended September 30, 2004, respectively. The increase in revenue for the first nine months of 2005 is due to the expansion of the ArticleInsider program through the addition of an affiliate program, which contributed to a overall increase in ArticleInsider revenue of $1,846,518 for the first nine months of 2005, increased sales of content developed through our ContentLogic product, which increased by $1,846,518 for the first nine months of 2005 and the growth of revenue from other marketing products which increased by $243,593 for the first nine months of 2005. The growth in revenue from other marketing products was primarily the result of the introduction of new products for sale to InfoSearch clients.

COST OF REVENUES AND GROSS PROFIT

We had a gross profit of $2,057,046 and $5,054,869 and a gross margin of 77% and 78% for the three and nine months ended September 30, 2005, respectively, versus gross profits of $635,557 and $1,074,069 and gross margins of 55% and 47% for the three and nine months ended September 30, 2004, respectively. The increase for the nine months through September 30, 2005 over the nine months through September 30, 2004 in the gross profit and the gross margin is mainly attributable to the increase in sales of content developed through the ContentLogic program, delivery of traffic through the ArticleInsider web site and affiliate program, lower overall costs incurred as the result of affiliate traffic and content development and a change in accounting policy. ContentLogic sales increased to $1,748,659 for the first nine months of 2005 versus $138,475 for the first nine months of 2004 while ArticleInsider sales increased to $3,192,812 for the first nine months of 2005 versus $1,082,220 for the first nine months of 2004. Of the $3,192,812 posted for the first nine months of 2005, $2,055,242 was generated by the affiliate program.

The cost of revenues consist principally of costs incurred related to content developed for sale to our clients through our ContentLogic product and content developed for the ArticleInsider web site and traffic purchased for resale. InfoSearch was able to lower the content development cost by streamlining the development process and removing production steps as well as gain efficiencies as the writing and editorial staff developed workflow processes. The end result is that the writing and editorial staff was able to increase its throughput from earlier periods. This resulted in content development costs for the ContentLogic product of $356,711 for the first nine months of 2005 versus approximately $28,000 for the first nine months of 2004. In addition, InfoSearch was able to develop partnerships with various traffic sources capable of sending InfoSearch traffic with a cost of $515,633. For the first nine months of 2005, $480,930 of ContentLogic related development costs were amortized over the expected life of the contracts.

During the year ended December 31, 2004, our practice was to expense the cost of content development for ArticleInsider as the costs were incurred. As of January 1, 2005, to better match costs to revenues, we began amortizing ArticleInsider related content development costs over the expected life of thirty-six months, which resulted in an increase in our gross margins.

OPERATING EXPENSES

Sales and Marketing.

Sales and marketing expenses consist of costs incurred to develop and implement marketing and sales programs for the Company's programs, including ContentLogic and ArticleInsider. These include costs associated with participation in trade shows, media development and advertising and also include the costs of hiring and maintaining a sales department.

During the three and nine months ended September 30, 2005, sales and marketing expense decreased to $661,355 and $1,703,062, respectively, from $794,279 and $1,776,307 for the three and nine months ended September 30, 2004, respectively. The Company streamlined its sales and marketing effort by rearranging the sales team into discrete teams with specific revenue goals and reducing the number and attendance at trade shows and overall general advertising expenditures. In addition, InfoSearch made numerous adjustments to the compensation schedule for members of its sales team, including a reduction in the commission schedule and elimination of upfront commissions on licensing contracts. InfoSearch now believes that it has better aligned its compensation structure with the overall goals of the Company.

General and Administrative Expenses.

General and administrative expenses include costs related to our senior management, accounting, legal, business development consulting, rent, administrative personnel, depreciation and amortization and other overhead related costs. General and administrative costs increased to $1,279,901 and $3,733,332 for the three and nine months ended September 30, 2005, respectively, from $897,034 and $1,942,401 in the three and nine months ended September 30, 2005, respectively. The increase in expense is attributed to the hiring of new personnel to address regulatory requirements of being a public company and meet the expected growth of the Company as it expands its position in the online marketing industry and non-cash equity compensation expenses. Expenses associated with these equity grants to consultants, employees and members of the Board of Directors were $247,367 and $642,385 for the three and nine months ended September 30, 2005. The Company has issued restricted stock to certain employees and members of the Board of Directors for a total value of $1,793,400 which is being amortized over the one, two and four year vesting periods of such equity grants.

OTHER NON-OPERATING INCOME / (EXPENSE)

Other non-operating net income is substantially comprised of interest income received on the cash balances the Company maintains in money market accounts. Interest income, net of expense, increased to ($2,289) and $26,042 in the three and nine months ended September 30, 2005, respectively, as compared to (0) and ($4,829) in the three and nine months ended September 30, 2004, respectively, due to the increase in cash balances resulting from the completion of a private placement of common stock and receipt of proceeds therefrom.

NET INCOME / (LOSS)

Net income was $113,491 or $0.00 per share and net loss decreased to $355,483 or ($0.1) per share in the three and nine months ended September 30, 2005 from net loss of $1,055,756 or ($0.03) per share and $2,649,468 or ($0.08) per share in the three and nine months ended September 30, 2004, respectively. This improvement was due to an increase in revenues and gross profit and a decrease in sales and marketing expenses, partially offset by increased general and administrative spending, depreciation and amortization charges and non-cash compensation expenses resulting from equity grants to certain senior employees, consultants and board members. Expenses associated with these equity grants were $247,367 for the three months through September 30, 2005 and $642,385 for the nine months through September 30, 2005. Expenses for depreciation and amortization increased to $210,067 for the nine months through September 30, 2005 from $53,871 for the same period in 2004.

LIQUIDITY AND CAPITAL RESOURCES

Cash increased by $512,059 to $1,178,246 as of September 30, 2005 relative to the Company's fiscal year ending December 31, 2004. The increase is attributable mainly to the completion of a private placement of common stock in December 2004, from which $3,728,262 in cash was received in January 2005.

Cash used in operating activities of $3,449,517 in the nine months ended September 30, 2005, respectively, consisted principally of the use of cash in the net loss of $355,483. Other operating activities that used cash included $3,094,034 in the net change of current assets and current liabilities resulting from the reduction of deferred revenues associated with the greater activity we experienced in our ArticleInsider product, shorter aging of our accounts payable, customer refunds and increases in prepaid expenses associated with insurance and other corporate expenses. This use of cash resulted primarily from increases in prepaid expenses and other current assets of $220,056, decreases in accounts payable and accrued expenses of $262,076, amounts refunded to customers of $533,421 and deferred revenue of $3,035,684 which was offset somewhat by a decrease in accounts receivable of $104,751.

For the nine months ended September 30, 2004, $1,410,268 of cash was provided by operating activities. This amount principally consisted of the cash used in the net loss of $2,649,468 offset by $53,871 of depreciation and amortization and an increase in cash of $4,059,736 related to the net change of current assets and current liabilities. This increase resulted primarily from an increase in deferred revenue of $4,290,687 and accounts payable of $239,184 and offset somewhat by increases in accounts receivable of $441,948 and prepaid expenses of $9,697, and decrease in amounts refunded to customers of $72,361.

Cash used in investing activities for periods ended September 30, 2005 and 2004 was $631,458 and $137,792 respectively. The Company used $150,528 to purchase property and equipment and $480,930 for development of content related to the expansion of its ArticleInsider network, in 2005 and to purchase property and equipment in 2004.

Cash provided by financing activities for the nine months September 30, 2005 of $3,930,263 was attributable to the receipt of gross proceeds from a private placement of common stock in the amount of $3,949,868 and from the oversubscription of such private placement (for a total of $3,728,262, net of costs) and the repayment and write off of employee advances of $4,000 offset by principal payments on capital leases of $23,605. The $816,696 of cash used in financing activities for the nine months ended September 30, 2004 was due to an increase in loans to stockholders of $768,533, employee advances of $9,000 and principal payments on capital leases of $39,163.

As of September 30, 2005, we had cash and cash equivalents amounting to $1,178,246, an increase of $512,059 from the balance at September 30, 2004. We have a net working capital deficit of $1,071,321 at September 30, 2005. We expect that proceeds from this financing in addition to funds generated from operations will be sufficient to funds our operations for at least the next 12 months.

There are no material commitments for additional capital expenditures at September 30, 2005. The continuing commitment of capital is for the existing equipment capital leases and the operating lease for the Company's offices. The capital leases have future minimum lease payments of $10,589 in 2005, $39,795 in 2006 and $18,632 in 2007. To house its operations, InfoSearch leases a 12,400 square foot converted warehouse located at 4086 Del Rey Avenue in Marina Del Rey, CA under a three year lease expiring on August 31, 2006. The current rent on a triple net basis is $13,500 per month, with utilities and taxes representing approximately an additional $4,000 per month. InfoSearch leases no other facilities and is currently negotiating and extension. The operating lease for the offices has future minimum lease payments of $40,500 in 2005 and $108,000 in 2006.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

REVENUES

Revenues increased to $2,799,622 for the year ended December 31, 2004 from $611,654 for the year ended December 31, 2003. The increase in revenue is due to increased sales of branded marketing programs for customers as well as sales of website design and content development and web traffic analysis. We have increased revenues as the online marketing industry expanded in 2004.

COST OF REVENUES AND GROSS PROFIT

We had a gross profit of $1,148,715 and a gross margin of 41% for the year ended December 31, 2004 versus a gross loss of $59,149 for the comparable period of 2003. The improvement in gross profit and margin is related to the introduction of the ContentLogic product and the leverage associated with the ArticleInsider business model. ContentLogic revenues in 2004 were $286,538 versus $4,000 in 2003 and revenues for the ArticleInsider product were $2,513,084 in 2004 versus $607,654 in 2003. The revenue growth for the ArticleInsider product in 2004 significantly outpaced the rise in development of additional content for the ArticleInsider website, with revenue growing 314% and content development costs rising approximately 133%. The faster rise in revenue is a result of the introduction of the Google Adsense program and more traffic flowing through the ArticleInsider website. The cost of sales consists principally of content development for the websites created through independent contractors and advertising. This is the first gross profit reported by InfoSearch as we have expanded our online marketing business. The gross margin is affected by and the gross loss is largely due to a timing difference: even though we receive customer deposits which pay for the entire marketing program, we recognize those revenues as earned on a click through basis, which can span multiple years. On the other hand, we recognize the entire cost of the development and marketing of the program at the time of delivery of the content.

OPERATING EXPENSES

Operating expenses consist of selling expenses and general and administrative expenses. Selling expenses consist of costs incurred to develop and implement marketing and sales programs for the organic search marketing initiatives. These include costs required to staff the marketing department and develop a sales and marketing strategy, participation in trade shows, media development and advertising. These costs also include the expenses of hiring sales personnel and maintaining a customer support call center. These costs have recently increased from $754,204 in the year ended December 31, 2003 to $2,299,243 in the same period of 2004 as the Company has hired new sales and marketing staff to take advantage of the increased corporate spending in online marketing and advertising.

General and administrative expenses include senior management, accounting, legal, business development consulting, rent, administrative personnel, depreciation and amortization and other overhead related costs. These costs increased to $3,163,017 from $985,195 in the year ended December 31, 2004 from the same period ended December 31, 2003. This increase is attributed to the hiring of new personnel to meet the expected growth of the Company as it expands in the online marketing industry.

OTHER NON-OPERATING EXPENSE

Other non-operating expense is interest expense on equipment leases, primarily computer equipment. The interest expense increased to $9,319 from $2,906 in the year ended December 31, 2004 versus 2003, as more computer equipment was leased to meet the increase in personnel.

NET LOSS

The net loss increased to $4,322,864 and $(0.13) per share in the year ended December 31, 2004 from $1,801,454 and $(0.05) per share in the comparable period of 2003 due to the increase in operating expenses, mainly the increase in both sales and general and administrative personnel, and the small level of recognized revenues. The Company is expanding in the online marketing industry and has incurred larger operating costs in anticipation of increased revenues in the future.

LIQUIDITY AND CAPITAL RESOURCES

Cash increased $1,118,552 to $1,328,958 in the year ended December 31, 2004. This is mainly due to the increase in customer deposits, recorded as deferred revenue, as the Company grows and expands its organic search marketing initiatives for its customers.

Cash provided by operating activities of $1,263,912 in the year ended December 31, 2004, consisted principally of the use of cash in the net loss of $4,322,864 derived from increased operating expenses, offset primarily by non-cash charges of $77,798 in depreciation and amortization and $5,586,776 in the net change of current assets and current liabilities primarily associated with an increase in cash receipts associated with the booking of deferred revenue related to our ArticleInsider product. This increase resulted primarily from an increase in deferred revenue of $4,655,910 and in accounts payable and accrued liabilities and provision for refund of $991,592 offset somewhat by increases in accounts receivable $106,872 and prepaid expenses of $31,652.

For the year ended December 31, 2003, $354,896 of cash was provided by operating activities. This amount principally consisted of the cash used in the net loss of $1,801,454 offset somewhat by $19,933 of depreciation and amortization. Other operating activities that provided cash were $2,156,350 in the net change of current assets and current liabilities. This increase resulted primarily from an increase in deferred revenue of $2,092,355 and in accounts payable and accrued liabilities of $127,120 offset slightly by and increase in accounts receivable, prepaid expenses and security deposits of $83,058.

Cash used in investing activities for years ended December 31, 2004 and 2003 was $190,109 and $80,862 respectively. Substantially all of the cash used was for the acquisition of property and equipment.

Cash provided by financing activities for the year ended December 31, 2004 of $44,749 was due to the repayment of loans by stockholders of $69,486 offset by principal payments on capital leases of $20,737 and employee advances of $4,000. The $70,029 of cash used in financing activities for the year ended December 31, 2003 was due to an increase in loans to stockholders of $104,535 and principal payments on capital leases of $5,494 offset somewhat by $40,000 of proceeds from the private placement of common stock.

As of December 31, 2004, we had cash and cash equivalents amounting to $1,328,958, an increase of $1,118,552 from the balance at December 31, 2003. We have a net working capital of $671,812 at December 31, 2004. We have not yet generated sufficient revenues to cover the costs of continued product development and support, sales and marketing efforts and general and administrative expenses.

There are no material commitments for additional capital expenditures at December 31, 2004. The continuing commitment of capital is for the existing equipment capital leases and the operating lease for our offices. The capital leases have future minimum lease payments of $44,717 in 2005, $39,795 in 2006 and $18,632 in 2007. The operating lease for the offices has future minimum lease payments of $158,000 in 2005 and $108,000 in 2006.

The report of our independent registered public accounting firm notes that we have an accumulated deficit and have suffered a history of losses and that these conditions raise doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our attaining profitability and generating sufficient cash flow to meet our obligations. We do not believe that the history of losses will be a continuous trend, and we further believe that the loss and accumulated deficit will not have any adverse effect on our operations. Management believes that it has adequate working capital for the next 12 months.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

                                    BUSINESS

Overview

InfoSearch Media, Inc. is a Los Angeles-based developer of unique, content-based search marketing solutions that support the organic search marketing initiatives of its clients. The Company has two primary revenue producing programs, ContentLogic and ArticleInsider, which leverage its network of professional copywriters to develop comprehensive content for its clients and create high-quality content-based solutions to drive traffic and business to our client's websites. Our website is located at http://www.infosearch.com.

ContentLogic

The ContentLogic program was formally launched in late 2004. Through this program, the Company delivers, through sale or license agreements, branded original content for use on client's web sites. Utilizing sophisticated content and keywords analytics, content developed in the ContentLogic program drives traffic to the client's website through improved search engine rankings. The ContentLogic content provides an environment engineered to stimulate a sale through the use of content highly focused on the client's products and services.

The Company develops the content through its network of approximately 200 copywriters. The Company closely manages this network of independent contractors and continually screens the quality of their work with the goal of constantly upgrading the overall talent level and breadth of knowledge maintained within the network. New copywriters are hired on a regular basis to replace existing writers or augment the talent pool after a careful screening process involving the submission of a resume and writing sample.

When the program was launched in late 2004, the Company sold the content to its clients. This was changed to an annual licensing model during the second quarter of 2005 and was further modified in the third quarter of 2005 to provide for the licensing of the content pursuant to month-to-month licensing agreements. The Company is concentrating on developing its month-to-month licensing business and no longer offers the content under an annual license agreement. Many of our small business clients prefer the month-to-month leasing option over the purchase alternative because it provides lower upfront cost without a long term commitment. The Company is concentrating on the small business market and licensing model as it provides the Company with ongoing, ratable revenue as well as an ongoing customer relationship which provides the Company with a continuing opportunity to sell to InfoSearch's clients new or additional products or services. The Company primarily engages in the sale of content to large industry players who provide significant validation for the work performed under the ContentLogic program.

ArticleInsider

Our ArticleInsider program was designed to target clients desiring to increase and improve traffic to the client's existing website by providing to such clients highly qualified leads. Using the same network of approximately 200 copywriters and content development and keyword analytics development process utilized for ContentLogic, content is written for clients in the form of a general informational article focused on the client's business topic. Articles are placed on the ArticleInsider website located at www.articleinsider.com, which currently contains approximately 60,000 articles. Clients sponsor an advertising link placed in a prominent location on the articles through which the client receives traffic leads to their websites. The leads are screened in that the user must click on the url leading to the article prior to clicking on the url leading to the client's website. Internal analysis has shown that this leads to higher conversion rates by the client.

During the second quarter of 2005, the Company established an affiliate strategy as part of its ArticleInsider program in order to supplement the traffic it received to the ArticleInsider website. As part of this program, the Company has developed numerous relationships with providers of high quality traffic and carefully screens the traffic based on keywords and utilizing the Company's proprietary anti-click fraud software. The traffic is screened to eliminate clicks generated by hit bots, robots, spiders, scrapers, multiple clicking scripts, zeroframes, iframes, IRC cheats, or other software programs which may now exist or which may be developed in the future for artificially generating Internet searches or clicks in an effort to send InfoSearch merchant advertisers high quality traffic.

The Company derives revenues from both components of the program in the now traditional cost-per-click ("CPC") basis. In May 2005, the Company began selling its traffic through the Company's proprietary bidding software which distributes traffic to clients according to relative bid rates.

Also as part of the ArticleInsider program, the Company maintains a partnership with Google's Adsense program. As part of this partnership, the Company displays Google Adsense advertisements on the articles contained on ArticleInsider.com and Google pays the Company fees for clicks on those advertisements.

Industry Overview

As the excitement surrounding Google's continued growth indicates, internet search ("Search") and online advertising are experiencing significant growth. Search is the second most popular activity on the Web, behind only email, with more than 550 million searches performed daily worldwide and 245 million searches performed in the United States. According to U.S. Bancorp Piper Jaffray, the global market for performance-based advertising and search marketing, such as pay-per-click listings and paid inclusion, will grow from approximately $1.4 billion in 2002 to approximately $21.7 billion in 2010. This massive growth in Search has led many advertisers to dramatically increase their level of advertising investment in search-based promotional methods. According to Jupiter Research, overall U.S. online advertising revenue will grow to $16.1 billion by 2009. In addition, U.S. Bancorp Piper Jaffray predicts that online advertising in the United States will represent approximately 6% of total advertising spending in 2008 compared to approximately 2% of total advertising spending in 2003.

This growth is fueled by the increased acceptance of the Internet as a commerce/marketing medium, the rapid expansion of early stage international markets, the growth of overall Internet usage and broadband Internet access, and by the advertiser's realization of the cost-effectiveness of Search advertising. This growth will create significant future opportunities to generate profits from search engine-related marketing.

Key Growth Drivers

      o Increased E-Commerce - The growth in Search revenues has been proportional to growth in e-commerce. As consumers migrate to Internet-based purchasing, advertisers seek to promote their products or services using Internet methods, the most effective of which has proven to be Search(1). If Internet sellers dedicate 10%-30% of revenues toward Internet marketing and advertising, as is typical of traditional merchants, search advertising opportunities should expand tremendously. In fact, U.S. Bancorp Piper Jaffray projects total e-commerce spending to top $150 billion in 2007.

      o Growth of the Internet and Broadband Access - The organic growth of the Internet has created a massive domestic audience rivaling the use of television. This large audience provides an almost unparalleled source of potential customers for merchants and a massive source of advertising and marketing dollars for those firms interested in search engine marketing. This audience is not only growing in size but increasing its time spent on the Internet due to the increased usage of broadband Internet access.

      o Increased Acceptance of Search as a Powerful Marketing Channel - Although Search was once considered only a method for Internet users to locate information, its potential as a marketing tool has been quickly realized. The massive growth of those companies offering search engine marketing services is demonstrative of the realization among advertisers of the power of Search as a business acquisition medium. However, Search marketing still represents a very small portion of most advertising budgets and has a very strong growth potential.

      o International Market Expansion - Most international Internet markets are still in the very early stages of development. U.S. Internet penetration rates are close to 65%, compared to approximately a 6% penetration in the international population(2). As the international market begins to approach the domestic market in terms of penetration, massive monetization opportunities are expected to be created, including strong e-commerce and search engine marketing opportunities.

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

      o Cost Effectiveness/High Return on Investment - Due to its relatively low cost and high conversion rates, Search based marketing offers advertisers a very high return on investment compared to traditional marketing vehicles. Forms of advertising such as the yellow pages can cost more than $1 per customer lead compared to $.35 per customer lead for Overture's paid listings (3).

Opportunity

Despite the massive growth in Search, several problems in the industry have not been addressed adequately by the majority of search engine marketing companies including:

      o Placement competition due to the concentration of Search traffic is leading to quickly rising costs of effective paid listing keywords, limiting smaller businesses access to paid listings;

      o Difficulty maintaining high rankings in unpaid listings, which represent a large portion of search traffic;

      o Low return on investment due to excessive CPC charges from uninterested searchers; and

      o     Poor conversion/low close rates due to low quality traffic.

The Company's unique content-based products delivered through its ContentLogic and ArticleInsider programs, provide a solution to these problems by leveraging the Company's content development expertise to deliver to businesses sustainable access to the unpaid portion of Search listings with screened leads, above average click-through rates and a price point that is below the current market average.

      (1)   US Bancorp Piper Jaffray Equity Research, "The Golden Search"

      (2)   US Bancorp Piper Jaffray Equity Research, "The Golden Search"

      (3)   US Bancorp Piper Jaffray Equity Research, "The Golden Search"

Future Market Trends

InfoSearch Media is uniquely positioned to benefit from major trends that will shape the future of the search engine world. The recent success of Yahoo / Overture and Google has proven that search listings can be translated into significant revenue streams generating high levels of advertising satisfaction and return on investment for customers.

Most engines only display 3 to 5 paid listings out of 20 or more per page of search results, leaving a large amount of room for the expansion of paid listings. Furthermore, search rates, which average approximately $.35 per lead, should eventually increase to match those of other forms of advertising such as Yellow Pages, which currently average approximately $1.00 per lead. In addition, less than 1% of the more than 12 million small businesses in the United States currently use Search as method of customer acquisition, presenting another opportunity to expand the size of the paid listings and paid inclusion markets.

InfoSearch Media's search engine marketing service will benefit significantly from any future increases in volume and prices of search advertising, particularly in the small business segment.

The Rise of Relevance

It was once thought that as users became increasingly knowledgeable about the location of information throughout the Internet, search engines would become obsolete with users accessing the web through specific websites or through the channels of an Internet portal. However, users have become more focused on quick and relevant search results and search engines have evolved to meet this demand, creating listing parameters that produce only the targeted information the user desires.

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

InfoSearch Media's high quality content-based services align perfectly with this trend. The Company's content is very attractive to search engines looking for fresh, highly relevant information because the primary purpose of a search engine is to deliver the most relevant, informative and useful information to their users, such search engines therefore have an incentive to place the best content at the top of their indexes. As InfoSearch Media's writer talent increases, and as the quality of our content improves, our goals become more and more aligned with those of the search engines. The result of this synergy is that users, advertisers, search engines and InfoSearch Media all receive equal benefit from our mode.

International Market Development

International Internet traffic is already significantly larger in volume than domestic Internet traffic, with approximately 400 million Internet users abroad compared to close to 160 million in the United States. In addition, currently there are approximately 305 million searches occurring outside of the United States daily, growing at an annual rate of 20%. At this pace, the international market for search marketing services may soon eclipse the size of the domestic opportunity. This trend is amplified by the major portals and Internet companies adopting international models offering increased search and Internet services abroad.

Although this market does not currently have the monetization potential of the domestic opportunity, the growth rate of monetization in the international markets is much faster than in the United States. Currently the largest international Internet markets are Japan, Germany, Korea, United Kingdom, France, Italy and Spain. However, it is likely that within the next decade China, India and Latin America will provide opportunities that shall exceed the current largest international markets in size. U.S. Bancorp Piper Jaffray estimates that international Internet search revenues were $200 million in 2003, growing to $1.9 billion by 2007.

InfoSearch Media's services are easily expandable to an international customer base and would benefit from increased use of search engines and e-commerce at a multinational level.

High Concentration

More than 80% of all searches in the United States are provided by four search engines: Google, Yahoo!, MSN and AOL. These four are likely to retain or gain market share based upon an increased focus on promoting their search products, increasing their overall traffic, and developing their search technologies.

This oligopoly of market participants simplifies InfoSearch Media's efforts to rank high among all major search engines by giving them the ability to include their network's content in 80% of searches while developing it with only four engines in mind.

Business Strategy

InfoSearch Media's business strategy focuses on building its client base for both ContentLogic and ArticleInsider programs. The Company currently has approximately 4,000 clients in its ArticleInsider program and 1,000 clients in its ContentLogic program.

ArticleInsider clients deposit funds into a deferred revenue account. As the traffic is distributed through the ArticleInsider web site or through the ArticleInsider affiliate program to the Company's clients, the bidded or contracted CPC amount is recognized as revenue. Total click-throughs are defined as the number of unique users that click on an advertisement or search result. Also, as part of this program, the Company has established a partnership with Google through which Google pays the Company fees for clicks on links sponsored by Google and displayed on the ArticleInsider web site. The Company recognizes the revenue generated from this service as reported by Google to the Company at the end of each month.

For its ContentLogic program, the Company derives revenue through the licensing and sale of high quality content in the ContentLogic program. The Company intends to concentrate of building its base of month-to-month licensing clients with sales of content primarily to large industry players to provide validation to small businesses for Company's services. The annual license agreement is no longer provided as an option.

Uniqueness of Service

Several factors make the services provided by InfoSearch Media unique in the search engine advertising space.

      o Content Based Model - InfoSearch Media's model is unique in the search engine marketing space. Instead of simply including its clients' sites in highly trafficked search engines through partnering with the major engines or by using deceptive search engine optimization techniques, InfoSearch Media focuses on generating unique, relevant and high-quality online content which ranks higher among the major search engines in an organic fashion.

      o Conversion Rates - Internal research indicates that the internet traffic that InfoSearch Media drives to its client's sites through the use of InfoSearch developed content has a demonstrably higher conversion rate than existing practices or services. This is because searchers visiting InfoSearch Media's clients' websites utilizing content developed for them by InfoSearch view highly targeted keyword-based content tailored to the client's underlying business. As a result, those visitors arriving on the client's site are more likely to make a purchase.

      o Solution for Dynamically Generated Sites - Many companies offering their products and services on the Internet maintain websites with large amounts of dynamic content which is difficult for major search engines to find due to the low visibility of such content to many of the popular search engines' search listing parameters. Because InfoSearch Media's keyword-based content model provides an elegant solution easily found by the search engine spiders, major search engines are far more likely to find and index the client's websites.

      o Major Engine Coverage - InfoSearch Media's clients typically receive a large portion of their traffic from Google, Yahoo!, MSN and AOL. These four sites account for a large majority of all searches performed on the Internet. InfoSearch Media's ability to develop content that ranks highly with the major search engines represents a unique approach to generating qualified traffic for its customers. Rather than using deceptive techniques, like doorway pages (a page designed to trick search engines into thinking that the site is a focused on a topic other than the actual topic in an effort to trick people into visiting their websites) and link farms (technique to artificially create links to a particular website, which is one of the key determinants to ranking in the search engines) which have become standard with other search engine optimization companies, InfoSearch Media has developed a network of quality content which clients utilize on their websites to dramatically improve their search engine ranking and drive high volumes of relevant internet traffic.

Target Markets

InfoSearch Media has developed four major target markets that the Company is either currently focusing on or that it intends to focus on in the future. Management believes that these five target markets will enable us to maintain our unique competitive position while significantly expanding our client base.

      o Current Paid Listings Customers - Our largest source of potential clients are those companies currently using other methods of online advertising, specifically those who are using search engine marketing techniques that are similar to those provided by us. This market group is familiar with search engine marketing and its benefits, making them amenable to InfoSearch Media's services especially at our discounted price. This group is expected to continue to be important to our customer acquisition strategy going forward.

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

      o Smaller Businesses - Of the 12 million small businesses in the United States, less than 1% currently use Search as method of customer acquisition. These small businesses present a customer acquisition opportunity for us. Such small businesses are massive in numbers, largely ignored by the larger providers of search engine marketing services and often overshadowed by the larger competitors in their space when they must compete in an auction format. Because we specifically target the small business market, we feel we are positioned to offer this market a higher level of customer service and personalized attention than larger online advertising services. These potential clients are also ideal for the Company's ContentLogic service, because small businesses often do not have the resources to hire internal copywriters and website developers to drive traffic to their sites.

      o Niche Business Sectors - Niche business sectors are those sectors that offer a unique product or service that is not readily available to consumers and often can often only be found by consumers online. Although these products and services are often difficult to find and are not typical consumer offerings, a strong demand for such products and services exists making these specialty businesses ideal candidates for search engine marketing. Similar to the small to medium size businesses, the niche sector is largely ignored by the large search engine marketing companies and therefore offers InfoSearch Media a significant revenue opportunity.

      o Large Scale Content Opportunities - We are pursuing large search engines and online properties to provide content on a large-scale, contractual basis. The Company plans to actively target this sector going forward, as we believe it will provide an additional method to leverage the strength of our team of copywriters and will potentially constitute a large portion of the Company's revenues.

Sales, Marketing, Advertising and Promotion

As of December 31, 2005, we had 28 full-time employees in its sales department. The Company's sales department currently focuses on adding new clients to its ContentLogic and ArticleInsider programs. Advertising and promotion of our services is broken into two main categories: direct sales and online promotion.

      o Direct Sales: The Company's sales staff targets new client relationships through telesales efforts, direct marketing, and attendance and sponsorship at various trade shows and conferences.

      o Online Promotion: InfoSearch Media engages in certain advertising and direct marketing focused on acquiring new merchant advertisers and new distribution partners through online promotional methods.

The Company intends to continue its strategy of growing its client base through sales and marketing programs and is reviewing more scalable methods and partnerships with the goal of increasing its client base. Further, we continually evaluate our marketing and advertising strategies to maximize the effectiveness of our programs and their return on investment.

Competition

To our knowledge, InfoSearch Media is the only company exclusively dedicated to providing content-based marketing solutions to increase lead generation from unpaid search listings. Nonetheless, while our content-based solutions are unique, there are other companies that use similar techniques in different ways to increase traffic leads and conversion rates. About.com is an example of a content-type site that leverages a large amount of specialty writers to help it generate ad revenue. It does not, however, sell content to other companies. In contrast, Introspect provides search engine optimization services which include web design and content development. It, however, does not own its own content network.

The Company believes that today's typical internet advertiser is becoming more sophisticated regarding the increased value of content-based solutions relative to the different forms of internet advertising. These advertisers are increasingly aware of their return on investment and are more carefully developing their online marketing programs. While the significant growth in the industry has increased the competitive levels, the Company believes that its unique product offering will continue to provide an edge in developing new client relationships.

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

Intellectual Property and Proprietary Rights

We seek to protect our intellectual property through existing laws and regulations and by contractual restrictions. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to help us protect our intellectual property.

Our policy is to apply for patents or for other appropriate statutory protection when we develop valuable new or improved technology. We currently do not have any patents or pending patent applications. The status of any patent involves complex legal and factual questions. The scope of allowable claims is often uncertain. As a result, we cannot be sure that any patent application filed by us will result in a patent being issued, nor that any patents issued in the future will afford adequate protection against competitors with similar technology; nor can we provide assurance that patents issued to us will not be infringed upon or designed around by others. Furthermore, the performance-based search advertising industry has been the subject of numerous patents and patent applications, which in turn has resulted in litigation. The outcome of this ongoing litigation or any future claims in this sector may adversely affect our business or financial prospects.

We have a pending trademark application before the PTO. We do not know whether we will be able to successfully defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in internet-related industries are uncertain and still evolving.

All of our copywriters are under contract assigning to us ownership of the content they create. In addition, the Company has copyrighted all content hosted throughout its network.

Government Regulation

We are subject to governmental regulation much like many other companies. There are still relatively few laws or regulations specifically addressed to the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our businesses in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services and intellectual property ownership and infringement.

To resolve some of the current legal uncertainty, we expect new laws and regulations to be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general.

Several new federal laws that could have an impact on our business have already been adopted. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third party websites that include materials that infringe copyrights or rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act requires online services providers to report evidence of violations of federal child pornography laws under certain circumstances.

The foregoing legislation may impose significant additional costs on our business or subject us to additional liabilities, if we were not to comply fully with their terms, whether intentionally or not. If we did not meet the safe harbor requirements of the Digital Millennium Copyright Act, we could be exposed to copyright actions, which could be costly and time-consuming. The Children's Online Protection Act and the Children's Online Privacy Protection Act impose fines and penalties to persons and operators that are not fully compliant with their requirements. The federal government could impose penalties on those parties that do not meet the full compliance practices of the Protection of Children from Sexual Predators Act. We intend to fully comply with the laws and regulations that govern our industry, and we intend to employ internal resources and incur outside professional fees to establish, review and maintain policies and procedures to reduce the risk of noncompliance.

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

We post our privacy policy and practices concerning the use and disclosure of any user data on our websites. Any failure by us to comply with posted privacy policies, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our businesses, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues related to our businesses. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Employees

As of December 31, 2005, we employed a total of 63 full-time employees and approximately 200 contracted copywriters. We have never had a work stoppage, and none of our employees are represented by a labor union. We consider our employee relationships to be positive. If we were unable to retain our key employees or we were unable to maintain adequate staffing of qualified employees, particularly during peak sales seasons, our business would be adversely affected.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We currently are not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

Geographic Information

All of our revenue is generated from transactions originating in the United States. All of our fixed assets are located in the United States, principally in California at our headquarters.

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

                                   MANAGEMENT

Set forth below is certain information regarding our directors, key personnel, and members of our advisory board.

Name                      Age                       Position
----------------------   -----   -----------------------------------------------
George Lichter            54     Director, President and Chief Executive Officer

Steve Lazuka              32     Director, Founder and Chief Strategy Officer

Frank Knuettel, II        39     Chief Financial Officer

David Averill             41     General Manager, ContentLogic

Kelly Bakst               40     Vice President and Chief Information Officer

David Gagne               32     Vice President, Technology

Martial Chaillet          58     Director

Claudio Pinkus            48     Director

John LaValle              48     Director

George Lichter - Director, President and Chief Executive Officer since August 2005. Prior to joining the Company, Mr. Lichter co-founded and served as Co-Chief Executive Officer of the Whole Body/Yoga Works, a national family of Yoga and alternative health and fitness centers from March 2002 through August 2005. He currently serves there as a member of the Board of Directors. Prior to co-founding Whole Body/Yoga Works, Mr. Lichter served concurrently as President of Ask Jeeves International and Chief Executive Officer of Ask Jeeves UK from May 1999 through January 2002. Prior to Ask Jeeves, Mr. Lichter was the Senior Vice President of Vivendi/Havas Interactive which, prior to its divestiture, was Cendant Software from 1994 through April 1999. Prior to that, Mr. Lichter was an entertainment attorney in the Beverly Hills law firm of Rosenfeld, Meyer & Susman. Mr. Lichter graduated Phi Beta Kappa with a bachelor's degree from UCLA and received a Juris Doctor degree from Stanford Law School.

Steve Lazuka - Founder, Director, and Chief Strategy Officer since August 2005 and Founder, Director and Chief Executive from inception in March 2002 through August 2005. Mr. Lazuka co-founded Website Results, a search marketing company in September 1998 and sold in 2000 to 24/7 Real Media (TFSM), a publicly traded online media company. From the time of the sale to 24/7 Real Media until the founding of InfoSearch Media in March 2002, Mr. Lazuka served as Vice President of Operations and Business Development for 24/7 Search, the search marketing division of 24/7 Real Media. He studied Business Management at John Carroll University.

Frank Knuettel, II - Chief Financial Officer. Prior to joining InfoSearch Media in March 2005, Mr. Knuettel co-founded Internet Machines Corporation, where he held several positions, including Chief Executive Officer and Chief Financial Officer. While at Internet Machines Corporation, a fabless semiconductor company developing chips for high-speed communications devices, Mr. Knuettel raised almost $90 million in equity and debt, managed significant internal growth and ultimately led the sale of the business to IDT Corp. in 2004. Before founding Internet Machines in January 2000, Mr. Knuettel was the CFO/COO of Viking Systems, a developed or enterprise resource management systems targeted at the management of non-profit fundraising operations. As CFO/COO, Mr. Knuettel led the company through a Chapter XI reorganization and managed the post-bankruptcy Series A financing. Prior to his position at Viking, he was Vice President and Chief Financial Officer of Fightertown Entertainment, Inc. in Lake Forest, California. While at Fightertown, he was responsible for the development of the company's strategic and expansion plans as well as all financial operations. During his tenure, Fightertown's revenues quadrupled in two years. Mr. Knuettel is a cum laude graduate in economics from Tufts University and received an MBA in Finance and Entrepreneurial Management from The Wharton School, University of Pennsylvania.

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David Averill - General Manager, ContentLogic. Prior to joining InfoSearch Media in September 2005, Mr. Averill served as the Vice-President of Customer Services at Kanisa from July 2003 through April 2005, where he led all customer-facing operations, including pre-sale and technical support, consulting, hosting operations and education services. Also acting as Vice-President of Services at Jeeves Solutions prior to Kanisa's acquisition, Mr. Averill guided his team in handling sales and delivery for 50% of the division's revenue. From February
2000 through June 2003, Mr. Averill spearheaded the effort to consolidate all customer-facing departments at AskJeeves, defining solutions-delivery offerings for the company's premiere search product, JeevesOne. Mr. Averill's corporate experience includes several executive positions in Professional Services and Development at PeopleSoft. During his almost seven years at PeopleSoft, Mr. Averill created the Enterprise Solution Center, a lab-based cooperative development center for PeopleSoft's enterprise customers. Mr. Averill began his career with Dun & Bradstreet Software (DBS) as a software trainer and consultant, where he was awarded top performer for 1991 and 1992.

Kelly Bakst - Vice President and Chief Information Officer. Mr. Bakst brings over 20 years of operations and information technology experience to the Company, including extensive experience in the Internet, finance, healthcare, insurance and education sectors. Prior to joining InfoSearch in October 2004, Mr. Bakst was Director of Applications Development for Zenith National Insurance-Workman's Compensation Insurance Group from July 2003 through August 2004. From May 2000 through March 2003, Mr. Bakst was the Vice President of Systems for Thomas Weisel Partners, LLC - a San Francisco based investment-banking firm. During his time at Thomas Weisel Partners, Mr. Bakst created CRM and trading systems from the ground up, and streamlined processes to allow for effective cost management. Additionally, Mr. Bakst has served as Director of Information Technology for Healthcare Recoveries, Inc. and as Executive Vice President of Technology for Evaluation Technologies, Inc.

David Gagne - Vice President, Technology. Mr. Gagne has been developing enterprise and Internet-based information architecture solutions for almost a decade. Mr. Gagne began his professional career in March 1998 as the lead programmer for Regeneration Technologies, Inc., a biotechnology company in North Central Florida. While there, he was integral in the creation of a corporate logistics/manufactured goods distribution and warehousing system. After a brief stint at Home Shopping Network Direct, Mr. Gagne joined Healthcare Recoveries, Inc. in November 2000, before joining InfoSearch in June 2002. Mr. Gagne has a wealth of experience managing business data systems and is accomplished in a wide range of programming languages. Mr. Gagne graduated with Honors from the University of Florida College of Liberal Arts and Sciences with a Bachelor's Degree in English.

Martial Chaillet - Director since February 23, 2005. Since January 1, 2003, Mr. Chaillet has served as Chairman and General Partner of MediaWin & Partners in Geneva, Switzerland. Founded by Mr. Chaillet, MediaWin is a private investment firm that takes significant ownership stakes in small to medium-sized private media companies, operating on a global basis. From 1972 through 2002, Mr. Chaillet served as Senior Vice President and Global Portfolio Manager of Capital Research and Management, the mutual fund arm of The Capital Group Companies, Inc., a leading global financial institution. At Capital Research, he was also in charge of global research for media and entertainment and telecom services and equipment companies. Mr. Chaillet was a member of the seven-member team awarded the title of Morningstar Fund Manager of the Year in 1999 in the International category. Mr. Chaillet is a member of the Board of Directors of SparkNet.com. Mr. Chaillet holds a degree in Business Administration with a concentration in Economics from the University of Geneva and graduated with honors from the Swiss Technical School with a degree in Electronics and Automation Systems.

Claudio Pinkus - Director since April 4, 2005. Mr. Pinkus brings 25 years of strategic technology management experience to the Company, with specific expertise in the search engine market. Mr. Pinkus served as Chief Operating Officer of Ask Jeeves International, Inc., as well as Chief Strategy Officer of Ask Jeeves, Inc. Prior to joining Ask Jeeves, he served as Chief Executive Officer of Bowne Global Solutions, the world's largest localization services provider.

John LaValle - Director since May 3, 2005. Mr. LaValle has over 20 years of experience with high-growth technology companies during which time he has helped raise more than $700 million in funding through venture capitalists, bank and lease financing, and public offerings. He has completed three successful IPOs and one of the largest secondary offerings ever done by any Internet company. Prior to TelASIC, Mr. LaValle was CFO of Lightcross, Inc. a manufacturer of integrated, silicon-based optical products for telecommunications equipment. Prior to that, he was CFO and Executive Vice President of Operations of Stamps.com (IPO in 1999), CFO of Comcore Semiconductor, a high-performance DSP company (acquired by National Semiconductor in 1998), and CFO of Trikon Technologies (IPO in 1995), a chemical vapor deposition and plasma etch semiconductor equipment manufacturer. Mr. LaValle also served as CFO of Superconductor Technologies (IPO in 1992), a manufacturer of high temperature thin film superconductors used in cellular base station applications, and as CFO of PS Medical, a manufacturer of implantable neurosurgery products. Early in his career, he held senior financial analyst positions with Chevron Corporation and Andersen Consulting. Mr. LaValle received his undergraduate degree with Summa Cum Laude honors from Boston College, and earned his MBA from Harvard Business School where he was awarded multiple Fellowships.

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

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2005 by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owner           Amount (1)       Percent of Class
--------------------------------------------------------------------------------

Steve Lazuka (2)..........................      9,295,330           21.99%

George Lichter (3)........................        750,000            1.77%

Frank Knuettel, II (4)....................        164,381              --

David Averill (5).........................         20,833              --

Kelly Bakst (6)...........................         33,333              --

David Gagne (7)...........................        363,432              --

Martial Chaillet..........................      1,189,474            2.81%

Claudio Pinkus (8)........................        833,333            1.97%

John LaValle..............................         75,000              --

All Executive Officers and Directors
as a group................................     12,725,116           30.10%

-- represents beneficial ownership of less than 1%

-----------------------

(1) Beneficial ownership is calculated based on 42,277,775 shares of our common stock outstanding as of December 31, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 2005. The shares issuable pursuant to those options or warrants are deemed outstanding for computing the percentage ownership of the person holding these options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable.

(2) Includes 541,845 shares of our common stock issuable upon exercise of options exercisable within 60 days of December 31, 2005.

(3) Includes 750,000 shares of our common stock vesting within 60 days of December 31, 2005.

(4) Includes 57,372 shares of our common stock vesting within 60 days of December 31, 2005.

(5) Includes 8,333 shares of our common stock vesting within 60 days of December 31, 2005.

(6) Includes 4,167 shares of our common stock vesting within 60 days of December 31, 2005.

(7) Includes 121,026 shares of our common stock vesting within 60 days of December 31, 2005.

(8) Includes 716,667 shares of our common stock vesting within 60 days of December 31, 2005.

                             EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid to the Company's named executive officers for the three years ended December 31, 2005, 2004 and 2003:

                                                                                    Long-Term
                                                                                   Compensation
                                         Annual Compensation                          Awards
                                       ------------------------         --------------------------------
                                                                                           Securities
                                                                                           Underlying
         Name and Principal            Year          Salary ($)         Bonus ($)       Options/SARs (#)
----------------------------------     ----          ----------         ---------       ----------------
George Lichter (1)
Chief Executive Officer                2005              54,615                 0                   0

Frank Knuettel II (2)
Chief Financial Officer                2005             142,189                 0             615,000

Steve Lazuka (3)
Chief Strategy Officer                 2005             173,958                 0                   0
                                       2004             332,501                 0             541,845
                                       2003             219,000                 0                   0

David Averill (4)
General Manager, ContentLogic          2005              46,443                 0             175,000

Charles K. Dargan, II (5)
Executive Vice President and
Chief Financial Officer                2005                   0                 0                   0
                                       2004                   0                 0                   0
                                       2003                   0                 0                   0

Kelly Bakst (6)
Vice President and
Chief Operating Officer                2005             135,000             1,000             100,000
                                       2004              28,125             1,000                   0
                                       2003                   0                 0                   0

David Gagne (7)
Vice President, Technology             2005             100,008             1,000                   0
                                       2004                   0                 0             363,432
                                       2003                   0                 0                   0

----------------------

(1) Mr. Lichter was hired as our Chief Executive Officer as of August 2005 and entered into an employment agreement on January 4, 2006.

(2) Mr. Knuettel was hired as our Chief Financial Officer as of March 2005.

(3) Mr. Lazuka served as our President and Chief Executive Officer until August 22, 2005 and as Chief Strategic Officer thereafter.

(4) Mr. Averill was hired as our General Manager, ContentLogic as of September 2005.

(5) Mr. Dargan served as our Chief Financial Officer pursuant to a consulting agreement between the Company and CFO 911 from November 2004 through March 8, 2005 when Frank Knuettel, II was employed by the Company as Chief Financial Officer. Pursuant to the agreement between the Company and CFO 911, the Company paid CFO 911 $30,000 in fiscal year 2004 and $36,000 in 2005 for Mr. Dargan's services.

(6) Kelly Bakst was hired as our Vice President and Chief Information Officer as of October 2004.

(7) David Gagne was appointed as Vice President, Technology in connection with the Merger on December 31, 2004.

Employment Agreements

We entered into an employment agreement on January 4, 2006 with George Lichter as Chief Executive Officer (the "Lichter Employment Agreement"). The Lichter Employment Agreement provides for an initial annual base salary of $150,000 and an annual performance-based bonus of up to $150,000. In addition, Mr. Lichter receives an automobile allowance of $600 per month. Under the Lichter Employment Agreement, Mr. Lichter may resign for "good reason" if his duties are substantially diminished or if we materially breach the Lichter Employment Agreement. In that event, Mr. Lichter will receive his base salary, bonuses and benefit plan coverage for a period of six months. Likewise, Mr. Lichter will receive his base salary, bonuses and benefit plan coverage for a period of six months if he is discharged without cause. The Lichter Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees. The Lichter Employment Agreement provides that Mr. Lichter will normally work for us four days per week. We have agreed to allow Mr. Lichter to continue to serve as an officer and director of MCS Ventures and Yoga Works, Inc., but only to the extent that Mr. Lichter's continued service does not materially interfere with the performance of his duties to us.

Pursuant to his employment agreement, Mr. Lichter was granted, under the Registrant's 2004 Stock Option Plan (the "Plan"), a restricted stock award representing 675,000 shares of our common stock, of which 225,000 shares will vest on January 4, 2006 and the remaining shares will vest in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that Mr. Lichter's employment has not been terminated for cause or Mr. Lichter has not terminated his employment for other than good reason under circumstances where he has also has been removed or has resigned from the Board. Mr. Lichter may participate, as a selling stockholder, in any financing transaction undertaken by us for the purpose of satisfying the tax liability incurred by Mr. Lichter as a result of the restricted stock award. In the event that we have not completed a financing transaction in which Mr. Lichter participates by the due date of such tax liability, we have agreed to pay such liability on Mr. Lichter's behalf by January 13, 2006. Our obligations related to such tax liability are conditioned on Mr. Lichter's filing of a Section 83(b) election within 15 business days of the date of the restricted stock award. Mr. Lichter was also subsequently granted an additional stock award representing 675,000 shares of our common stock, of which 225,000 shares will vest on January 4, 2006 and the remaining shares will vest in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that Mr. Lichter's employment has not been terminated for cause or Mr. Lichter has not terminated his employment for other than good reason and under circumstances where he has also has been removed or has resigned from the Board. The Lichter Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees, and employment under the Lichter Employment Agreement is at will and therefore InfoSearch may terminate Mr. Lichter's employment at any time and for any reason subject to the provisions set forth above.

We have entered into an executive employment agreement with Steve Lazuka (the "Lazuka Employment Agreement") dated December 29, 2004 and terminating on December 31, 2006. The Lazuka Employment Agreement provides for an initial annual base salary of $175,000, with a minimum annual increase in base salary of 10%. The Lazuka Employment Agreement also provides for an annual performance-based bonus of up to $175,000, as determined by the Company's Board of Directors. The Lazuka Employment Agreement expires on December 31, 2006, subject to extension or earlier termination. It provides that if Mr. Lazuka is terminated by us without cause or if he terminates his employment for good reason, he will be entitled to his base salary, bonuses and all health and benefits coverage, in each case for 12 months. At the election of Mr. Lazuka, in the event of such termination, his base salary and any bonus then earned is payable by the Company in a lump sum within 45 days after his last day of employment. "Good reason" exists if Mr. Lazuska's duties are substantially diminished or if we materially breach the Lazuka Employment Agreement. The Lazuska Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees.

Under the Lazuka Employment Agreement, Mr. Lazuka received options to purchase up to 600,000 shares of our common stock under our 2004 Stock Option Plan (the "Plan"), which vest in three equal installments after six months, 12 months and 24 months, respectively. The options vest in full in the event of Mr. Lazuka's death, disability, discharge without cause, or resignation for good reason. The exercise price of the options granted pursuant to the Lazuka Employment Agreement is $1.00 per share.

In connection with the appointment of Mr. Lichter as our President and Chief Executive Officer, Mr. Lazuka's employment agreement was amended. The amendment reaffirms all of the provisions of the Lazuka Employment Agreement including those establishing the term of employment and compensation payable to Mr. Lazuka. The amendment revises Mr. Lazuka's position and title from President and Chief Executive Officer to Chief Strategy Officer and from Chairman to Director. The amendment adds certain new rights and obligations to the Lazuka Employment Agreement, the most significant of which obligate us to include in any financing transaction up to one million shares of our common stock owned by Mr. Lazuka. We also agreed to include all shares of our common stock owned by Mr. Lazuka that are not sold in such a financing transaction in any registration statement filed by us (other than a registration statement filed solely to register an employee compensation plan on a Form S-8) and provided Mr. Lazuka the right to demand such registration in the event that we fail to register such shares within 12 months. Mr. Lazuka has agreed to execute a standard lock-up agreement related to his our common stock for a period of 12 months. Further, pursuant to the close of the private placement underlying this registration statement, Mr. Lazuka agreed to waive his rights to sell shares in the private placement as well as waive the commencement of his registration rights for a period of twelve months commencing on the closing date.

We also have entered into an executive employment agreement with Frank Knuettel (the "Knuettel Employment Agreement"). The Knuettel Employment Agreement, dated March 8, 2005, provides for an initial annual base salary of $175,000, provided that if Mr. Knuettel remains in the employment of the Company in the month following the second consecutive quarter that the Company is profitable on a GAAP basis, his base salary will increase to $185,000. The Knuettel Employment Agreement further provides for a potential target bonus equal to 30% of base salary, contingent on the Company's achieving revenue and operating income goals and Mr. Knuettel's attaining individual goals established by the Board of Directors. Under the Knuettel Employment Agreement, Mr. Knuettel received options to purchase up to 262,500 shares of our common stock made available under the Plan, which vest over a four-year period. Additionally, Mr. Knuettel received an award of 352,500 restricted shares of our common stock, which also vest over a four-year period of his employment with the Company.

The Knuettel Employment Agreement provides that if Mr. Knuettel is terminated by us without cause, he will be entitled to his base salary for the six-month period following termination, and the vested portion of the option and restricted stock grants described above will be determined as if he had remained in employment for one additional year. If Mr. Knuettel resigns after a change in control, he will be entitled to his base salary for the six-month period following his resignation, and the vested portion of the option and restricted stock grants described above will be determined as if he had remained in employment for two additional years. At the election of Mr. Knuettel, the severance benefits are payable by the Company in a lump sum within 45 days after his last day of employment. The Knuettel Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees, and employment under the Knuettel Employment Agreement is at will and therefore InfoSearch may terminate Mr. Knuettel's employment at any time and for any reason subject to the provisions set forth above

We also have entered into employment agreements with Mr. Bakst and Mr. Gagne which provide for an annual salary to Mr. Bakst in the amount of $135,000 and an annual salary to Mr. Gagne in the amount of $100,008. Other than provisions related to annual salary, the employment agreements contain substantially the same terms. Under these agreements, Mr. Bakst and Mr. Gagne may be awarded options to purchase our common stock in amount which the Board of Directors feels is appropriated based on their performance. Employment under these agreements is at will and therefore the Company may terminate these employees at any time and for any reason.

2004 Stock Option Plan

The 2004 Stock Option Plan (the "Plan") gives the board of directors the ability to provide incentives through grants or awards of stock options, stock appreciation rights, and restricted stock awards (collectively, "Awards") to present and future employees of the Company. Outside directors, consultants and other advisors are also eligible to receive Awards under the Plan.

A total of 5,212,500 shares of our common stock are reserved for issuance under the Plan. If an incentive award expires or terminates unexercised or is forfeited, or if any shares are surrendered to us in connection with an Award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan. As of December 31, 2005, 2,937,169 shares were issued and outstanding, leaving a balance of 2,275,331 shares in the plan for future issuance.

Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

No more than 1,000,000 shares of the authorized shares may be allocated to Awards granted or awarded to any individual participant during any calendar year. Any shares of restricted stock and any shares underlying a grant of options that are forfeited will not count against this limit.

The board of directors or one of its committees will administer the Plan. If
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended, apply to us and the Plan, then each member of the board or committee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code and a outside director for the purposes of Rule 16b-3. Subject to the terms of the Plan, the committee will have complete authority and discretion to determine the terms of Awards.

The Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant.

Under the Plan, a participant may not surrender an option for the grant of a new option with a lower exercise price or another incentive award. In addition, if a participant's option is cancelled before its termination date, the participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

A stock option may also have a reload feature. Under this feature, if the grantee pays the exercise price in the form of previously owned shares of common stock, then the grantee may receive a reload option for the same number of shares surrendered in payment of the exercise price. The exercise price of the reload option will be equal to the fair market value of the common stock on the date the option is exercised.

The Plan also authorizes the grant of restricted stock awards on terms and conditions established by the committee. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

The committee may grant stock appreciation rights (SARs) under the Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the committee.

The board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate on December 15, 2014.

The board may also amend the Plan at any time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2004, the Company had a loan due from Walter Lazuka, an InfoSearch a stockholder, totaling $25,000. This loan was entered into with Mr. Walter Lazuka in a series of transactions from March 19, 2004 through September 16, 2004. This loan accrues interest at 7% with no fixed interest repayment schedule and is payable on demand.

In a series of transactions from June 28, 2004 through July 26, 2004, InfoSearch entered into a loan agreement totaling $24,043 with Mike Lazuka, one of its stockholders. The loan was repaid, and as of December 31, 2004, there was no open balance.

In a series of transaction from May 4, 2004 through July 16, 2004, InfoSearch entered into a loan agreement totaling $34,608 with Tony Tommasi, a former employee and current stockholder. The loan was forgiven in December 2004 as part of a severance agreement between InfoSearch and Tony Tommasi, and as of December 31, 2004, there was no open balance.

In December 2004, the Company executed several promissory notes with Steve Lazuka, who is both an officer and a stockholder, to settle outstanding balances owed to the Company. The notes totaled $781,410 in aggregate and matured on the earlier of January 31, 2005 or the completion of the Merger, with interest payable only until maturity, when the principal was due and payable in its entirety. In two payments in December 2004, Mr. Lazuka paid the entire amount then due, and as of December 31, 2004 there was no open balance.

We have entered into a 12-month consulting agreement with Claudio Pinkus, a member of our Board of Directors ("the Pinkus Consulting Agreement"). The Pinkus Consulting Agreement provides for an annual consulting fee of $100,000 to be paid in semi-monthly payments. The Pinkus Consulting Agreement also provides for a quarterly bonus payment of up to $25,000 for each quarter, as determined by the Company's Board of Directors. The Pinkus Consulting Agreement expires on August 23, 2006, subject to early termination.

Mr. Pinkus was also granted 1,350,000 shares of restricted stock, of which 450,000 shares will vest on January 4, 2006 and the remaining shares will vest in three installments of 300,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that the Pinkus Consulting Agreement has not been terminated by the Company for cause under the Pinkus Consulting Agreement or Mr. Pinkus has not terminated his service for "convenience" as defined in the Pinkus Consulting Agreement and under circumstances where he has also resigned from the Board. If we fail to complete an "approved financing" by August 23, 2006, all shares vest at that time. Furthermore, if Mr. Pinkus terminates his service for good reason, or his service is terminated without cause, the Company will pay an amount in cash equal to the sum of the semi-monthly payments due through the end of the Agreement's term, and any unvested shares will automatically vest. Mr. Pinkus may participate, as a selling stockholder, in any financing transaction undertaken by us for the purpose of satisfying the tax liability incurred by Mr. Pinkus as a result of the restricted stock award. In the event that we have not completed a financing transaction in which Mr. Pinkus participates by the due date of such tax liability, we have agreed to pay such liability on Mr. Pinkus behalf by January 13, 2006. Our obligations related to such tax liability are conditioned on Mr. Pinkus filing of a Section 83(b) election within 15 business days of the date of the restricted stock award.

                              SELLING STOCKHOLDERS

The table below sets forth the name of each Selling Stockholder and the number of shares of our common stock that each Selling Stockholder may offer pursuant to this prospectus. Unless otherwise set forth herein, to our knowledge, none of the Selling Stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates. The Selling Stockholders purchased shares of our common stock in the ordinary course of business and at the time of the purchase the Selling Stockholders had no agreements or understandings, directly or indirectly, with any person to distribute shares of our common stock.

The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock under this prospectus. Because the Selling Stockholders may offer all or some of our common stock offered pursuant to this prospectus, we cannot estimate how may shares of our common stock that the Selling Stockholders will hold upon consummation of any such sales.

                                               Beneficial Ownership of our common                       Beneficial Ownership of
                                                          stock Prior                                  our common stock After the
                                                      to the Offering (1)              Number of                Offering
                                               -----------------------------------   Shares to be      --------------------------
                                                                                     Offered Under      Number of     Percent of
            Selling Stockholder                Number of Shares   Percent of Class   the Prospectus      Shares         Class
            -------------------                ----------------   ----------------   --------------    -----------   ------------
Entities Affiliated with Pequot Capital
Management, Inc.* (2).......................           5,273,437         11.98%           5,273,437              0         --

Nite Capital, LP (3)........................             665,625          1.57%             665,625              0         --

The Jay Goldman Master LP (4)...............           1,541,500          3.62%             900,000        641,500       1.52%

Open Road Partners, L.P. (5)................             155,000            --               75,000         80,000

RHP Master Fund, Ltd. (6)...................           1,171,875          2.75%           1,171,875              0         --

Crescent International Ltd. (7).............             468,750          1.10%             468,750              0         --

Entities Affiliated with Enable Capital
Management, LLC* (8)........................           1,757,812          4.10%           1,757,812              0         --

Stuart W. Epperson & Nancy A. Epperson (9)..             703,125          1.65%             703,125              0         --

Edward G. Atsinger III Trustee of the
Atsinger Family (10)........................             585,937          1.38%             585,937              0         --

Richard A. Carl (11)........................             234,375            --              234,375              0         --

James Mamakos (12)..........................             234,375            --              234,375              0         --

Mitch Pierce (13)...........................             468,750          1.10%             468,750              0         --

TOTAL.......................................          13,260,561         29.25%          12,539,061        721,500       1.52%

-- Less than 1.0%

* Indicates an affiliate of a broker-dealer

----------------------

(1) Beneficial ownership is calculated based on 42,277,775 shares of our common stock outstanding as December 31, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of December 31, 2005 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable.

(2) Includes warrants to purchase up to 1,033,208 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005 and 2,066,416 shares of common stock held by Pequot Scout Fund, L.P. Also includes warrants to purchase up to 529,292 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005 and 1,058,584 shares of common stock held by Pequot Mariner Master Fund, L.P. Also includes warrants to purchase up to 195,312 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005 and 390,625 shares of common stock held by Pequot ML Fund, L.P. Pequot Capital Management, Inc., which is the investment manager/advisor (as applicable) to the above-named funds, exercises sole dispositive, investment and voting power for all such shares. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of such shares except for his pecuniary interest.

(3) Includes warrants to purchase up to 221,875 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005. Keith Goodman, a manager of the general partner of Nite Capital, LP, has sole voting and dispositive power for all of the shares held by Nite Capital, LP and disclaims beneficial ownership of such shares.


(4) Includes warrants to purchase up to 300,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005. Jay G. Goldman has sole voting and dispositive power for all of the shares held by The Jay Goldman Master LP and disclaims beneficial ownership of such shares.

(5) Includes warrants to purchase up to 25,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005. Thomas Isenberg has sole voting and dispositive power for all of the shares held by Open Road Partners, L.P. and disclaims beneficial ownership of such shares.

(6) Includes warrants to purchase up to 390,625 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management, L.P. directs the voting and disposition of shares owned by RHP Master Fund, Ltd. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the Company's common stock owned by RHP Master Fund, Ltd.

(7) Includes warrants to purchase up to 156,250 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005. Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Cresent International Ltd., have voting control and investment discretion over the shares owned by Cresent International Ltd. Messrs Brezzi and Bachir Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(8) Includes warrants to purchase up to 468,750 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005 and 937,500 shares of common stock held by Enable Growth Partners, L.P. Also includes warrants to purchase up to 117,187 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005 and 234,375 shares of common stock held by Enable Opportunity Partners, L.P. Brendan O'Neil and Mitch Levine have voting and dispositive power over all shares held by Enable Growth Partners, L.P. and Enable Opportunity Partners, L.P. Messrs. O'Neill and Levine disclaim beneficial ownership of such shares.

(9) Includes warrants to purchase up to 234,375 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005.

(10) Includes warrants to purchase up to 195,312 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005.

(11) Includes warrants to purchase up to 78,125 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005.

(12) Includes warrants to purchase up to 78,125 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005.

(13) Includes warrants to purchase up to 156,250 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2005.

                              PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" include donees and pledgees selling shares received from a named Selling Stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of our common stock offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of our common stock will be borne by the Selling Shareholders.

Each of the Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Each of the Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

      o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker dealer as principal and resale by the broker dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales created after the date of this prospectus;

      o broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

Each of the Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each of the Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 200,000,000 shares of our common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of December 31, 2005, there were 42,277,775 shares of our common stock issued and outstanding, options exercisable for 2,937,169 shares of our common stock and warrants exercisable for 4,479,686 of our common stock. For the warrants, 300,000 granted to a consultant associated with the reverse merger transaction are exercisable at $1.00 per common share and expire on January 1, 2010 and 4,179,686 granted pursuant to the fundraising underlying this registration statement are exercisable at $0.88 and expire on November 7, 2010. No other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

      a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

      b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

      c.    all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

The description of our securities contained herein is a summary only and does not purport to be complete. You should read our Certificate of Incorporation and its restatements and amendments, together with our corporate bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. For information regarding how you can receive copies of these documents, please see "Where You Can Find More Information."

                           DELAWARE ANTI-TAKEOVER LAW

If we become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2,000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner.

As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                                  LEGAL MATTERS

The validity of our common stock being offered hereby will be passed upon by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

                                     EXPERTS

The financial statements for the years ended December 31, 2004 and 2003 appearing in this prospectus which is part of this registration statement have been audited by Sherb & Co., LLP, and are included in reliance upon such reports given upon the authority of Sherb & Co., LLP, as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to our common stock and shares of our common stock underlying warrants to be offered hereby. As used herein, the term "registration statement" means the initial registration statement and any and all amendments thereto. This prospectus, which is a part of the registration statement, contains all material information about the contents of any agreement or other document filed as an exhibit to the registration statement. For further information with respect to us and our common stock and warrants, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the contents of any contract or any other document contain all material information regarding that contract or other document but are not necessarily the full text of that contract or document, and reference is made to such contract or other document filed with the SEC as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees, or at its website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS
                             INFOSEARCH MEDIA, INC.
                          AUDITED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                        Page
                                                                        ----

Report of Registered Public Accounting Firm..........................    F-1

Balance Sheet as of December 31, 2004................................    F-2
Statements of Operations for the years ended
   December 31, 2004 and 2003........................................    F-3
Statements of Stockholders' Deficits for the years ended
   December 31, 2004 and 2003........................................    F-4
Statements of Cash Flows for the years ended
   December 31, 2004 and 2003........................................    F-5

Notes to Financial Statements........................................    F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders' and Board of Directors
InfoSearch Media, Inc.
Marina Del Rey, California

We have audited the accompanying balance sheet of InfoSearch Media, Inc. as of December 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoSearch Media, Inc. as of December 31, 2004 and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses as more fully described in Note 2. These issues raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/ Sherb & Co., LLP
                                                 -------------------------------
                                                 Certified Public Accountants

New York, New York
March 11, 2005

                             INFOSEARCH MEDIA, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 2004

                                     ASSETS
CURRENT ASSETS:
    Cash                                                                                $     1,328,958
    Accounts receivable                                                                         135,026
    Subscription receivable                                                                   3,478,261
    Due from related parties                                                                     25,000
    Prepaid expenses and other current assets                                                    49,056
                                                                                         ---------------
        TOTAL CURRENT ASSETS                                                                  5,016,301

EMPLOYEE ADVANCE                                                                                  4,000
PROPERTY AND EQUIPMENT                                                                          291,720
SECURITY DEPOSIT                                                                                 37,500
                                                                                         ---------------
TOTAL ASSETS                                                                            $     5,349,521
                                                                                         ---------------

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable and accrued expenses, payroll and taxes                            $       547,978
    Provision for income taxes                                                                  100,000
    Deferred revenue                                                                          2,865,726
    Provision for refunds payable                                                               798,810
    Current portion of capital lease obligations                                                 31,975
                                                                                         ---------------
        TOTAL CURRENT LIABILITIES                                                             4,344,489

CAPITAL LEASE OBLIGATIONS                                                                        50,684

DEFERRED REVENUE                                                                              4,370,363

STOCKHOLDERS' DEFICIT:
    Preferred stock, undesignated, par value $0.001 per share, 25,000,000 shares authorized; no shares issued and outstanding;
    Common stock, $0.001 par value, authorized 200,000,000 shares;
            issued and outstanding 33,560,275                                                    33,561
    Additional paid in capital                                                                3,414,700
    Accumulated deficit                                                                      (6,864,276)
                                                                                         ---------------
        TOTAL STOCKHOLDERS' DEFICIT                                                          (3,416,015)
                                                                                         ---------------
                                                                                        $     5,349,521
                                                                                         ---------------

    The accompanying notes are an integral part of the financial statements

                             INFOSEARCH MEDIA, INC.

                            STATEMENTS OF OPERATIONS

                                                                       Year Ended December 31,
                                                                  --------------------------------
                                                                        2004             2003
                                                                  ---------------   --------------
NET SALES                                                        $     2,799,622   $      611,654
COST OF SALES                                                          1,650,907          670,803
                                                                  ---------------   --------------
GROSS PROFIT                                                           1,148,715          (59,149)
                                                                  ---------------   --------------
COSTS AND EXPENSES:
    Selling expenses                                                   2,299,243          754,204
    General and administrative                                         3,163,017          985,195
                                                                  ---------------   --------------
              TOTAL COSTS AND EXPENSES                                 5,462,260        1,739,399
                                                                  ---------------   --------------
LOSS FROM OPERATIONS                                                  (4,313,545)      (1,798,548)

INTEREST EXPENSE                                                          (9,319)          (2,906)
                                                                  ---------------   --------------
NET LOSS                                                         $    (4,322,864)  $   (1,801,454)
                                                                  ===============   ==============
LOSS PER SHARE - BASIC AND DILUTED                               $         (0.13)  $        (0.05)
                                                                  ===============   ==============
WEIGHTED AVERAGE NUMBER OF SHARES USED IN CALCULATION
    OF BASIC AND DILUTED LOSS PER SHARE                               33,560,275       33,560,275
                                                                  ===============   ==============

    The accompanying notes are an integral part of the financial statements

                             INFOSEARCH MEDIA, INC.

                       STATEMENTS OF STOCKHOLDERS DEFICIT


                                               Common Stock             Additional       Other                           Total
                                        -----------------------------    Paid-In     Comprehensive    Accumulated     Stockholders'
                                           Shares           Amount        Capital        Income          Deficit        Deficit
                                        -------------    ------------   ----------   -------------    -------------  --------------
 BALANCE - December 31, 2002               7,880,520     $      7,881   $  248,282    $         --     $  (518,351)    $  (262,188)

   Foreign currency translation                   --               --           --           3,262              --           3,262
   Net loss                                       --               --           --              --      (1,801,454)     (1,801,454)
                                        -------------    ------------   ----------   -------------    -------------  -------------
 BALANCE - December 31, 2003               7,880,520            7,881      248,282           3,262      (2,319,805)     (2,060,380)

   Stock dividend                         30,420,685           30,421           --              --              --          30,421
   Effect of reverse acquisition          (8,440,798)          (8,441)    (308,143)         (3,262)             --        (319,846)
   Subscription receivable                 3,699,868            3,700    3,474,561              --              --       3,478,261
        Net loss                                  --               --           --              --      (4,544,471)     (4,544,471)
                                        -------------    ------------   ----------   -------------    -------------  -------------
 BALANCE - December 31, 2004              33,560,275     $     33,561   $3,414,700   $          --     $(6,864,276)    $(3,416,015)
                                        =============    ============   ==========   =============    =============  =============

    The accompanying notes are an integral part of the financial statements

                             INFOSEARCH MEDIA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                          Year Ended December 31,
                                                                       ----------------------------
                                                                             2004           2003
                                                                       -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                          $  (4,322,864)  $ (1,801,454)
                                                                       -------------   ------------
    Adjustments to reconcile net loss to
        net cash provided by operating activities:
            Depreciation and amortization                                    77,798         19,933

    Changes in assets and liabilities:
        Accounts receivable                                                (106,872)       (28,154)
        Prepaid expenses                                                    (31,652)       (17,404)
        Security deposit                                                         --        (37,500)
        Accounts payable and accrued expenses                               192,782        127,120
        Provision for refunds payable                                       798,810             --
        Deferred revenue                                                  4,655,910      2,092,355
                                                                       -------------  -------------
            Total adjustments                                             5,586,776      2,156,350
                                                                       -------------  -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                 1,263,912        354,896
                                                                       -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Capital expenditures                                                   (190,109)       (80,862)
                                                                       -------------  -------------
NET CASH USED IN INVESTING ACTIVITIES                                      (190,109)       (80,862)
                                                                       -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments of capital lease obligations                         (20,737)        (5,494)
    Loan to stockholders                                                     69,486       (104,535)
    Employee advances                                                        (4,000)            --
    Sale of common stock                                                         --         40,000
                                                                       -------------  -------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          44,749        (70,029)
                                                                       -------------  -------------
NET INCREASE IN CASH                                                      1,118,552        204,005

CASH - BEGINNING OF YEAR                                                    210,406          6,401
                                                                       -------------  -------------
CASH - END OF YEAR                                                    $   1,328,958  $     210,406
                                                                       =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
        Cash paid for Interest                                        $       9,319  $       2,906
                                                                       =============  =============
        Cash paid for Taxes                                           $      16,982  $         800
                                                                       =============  =============
        Capital leases                                                $      90,348  $       6,921
                                                                       =============  =============
        Subscription receivable                                       $   3,478,261  $          --
                                                                       =============  =============
        Deferred equity costs                                         $     221,607  $          --
                                                                       =============  =============
        Tax provision                                                 $     100,000  $          --
                                                                       =============  =============

    The accompanying notes are an integral part of the financial statements

                             InfoSearch Media, Inc.
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2004 and 2003

1.       Organization and Nature of Operations

         Trafficlogic, Inc. (the "Company") merged into MAC Worldwide, Inc. ("MAC") on December 31, 2004 and changed its name to InfoSearch Media, Inc. ("InfoSearch Media"). As such, three related transactions were completed: (1) the merger (the "Merger") of Trafficlogic, Inc., a California corporation ("Trafficlogic") with and into a newly organized and wholly-owned subsidiary, Trafficlogic Acquisition Corp., a Delaware corporation ("Acquisition Sub"); (2) the disposition of MAC's wholly-owned operating subsidiary, Mimi & Coco, Inc., a Canadian corporation ("Mimi & Coco") (the "Split-Off"); and (3) the closing of a private placement offering of common stock, par value $0.001 per share (the "Common Stock") (the "Private Placement Transaction").

         The Company was a Sub Chapter S Corporation and is a Los Angeles-based global developer of leading-edge content based solutions that support the organic search marketing initiatives of its customers. The Company delivers branded original content directly to its customers' web sites. Further, the Company provides professional click-to-sale tracking and other analytical support. The Company lost its S election on January 5, 2004.

       On December 31, 2004, the Company completed a reverse triangular merger with MAC via its Acquisition Sub. MAC became the surviving company of the merger and changed its name to InfoSearch Media, Inc.

2.       Going Concern

         The accompanying financial statements have been prepared on a going-concern basis, which presumes that the Company will be able to continue to meet its obligations and realize its assets in the normal course of business.

         As shown in the accompanying financial statements, the Company has a history of losses with an accumulated deficit of $6,864,276 at December 31, 2004 and, as of that date, a stockholders deficit of $3,416,015. These conditions raise doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to ultimately attain profitable operations, generate sufficient cash flow to meet its obligations, and obtain additional financing as may be required.

         As an early stage growth company accumulated deficits are to be expected. As part of the growth process, the Company has added new revenue streams, is developing joint-ventures with major industry players and has engaged a bank to seek additional growth capital. These efforts are ongoing and management believes that the Company has sufficient capital to fund its operations through December, 2005.

3.       Summary of Significant Accounting Policies

         These financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The significant accounting policies used in the preparation of these financial statements are summarized below.

         Revenue Recognition

         The Company's revenues are derived principally from services, which include listing and placement fees on selected websites.

         The Company recognizes revenue on arrangements in according with Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and 104 "Revenue Recognition," and Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables." In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

         Customer deposits are initially recorded as deferred revenue. The Company recognizes revenue as earned on a click through basis. As the traffic moves through the web sites per click, the contract amount is recognized as revenue. "Click-throughs" are defined as the number of times a user clicks on an advertisement or search result.

         In 2004 approximately 45% of the Company's revenues were derived from one client's advertising. This client pays the Company fees at the end of each month for clicks on links displayed on the Company's websites that are sponsored by this client. The Company recognizes the revenue as reported to it by this client at the end of each month.

         The Company also receives revenue from web site design, web site content development and web traffic analysis. For these services, revenue is recognized when the service is complete, such as the design or analysis is delivered to and accepted by the customer. If a customer deposit is received in advance of work being completed, a deferred revenue liability account entry is created until the revenue is recognized.

         Cost of Sales

         A significant portion of the Company's cost of sales is related to content development for the web sites and advertising and is created through independent contractors. As such, the Company recognizes and expenses these costs at the time of delivery of the content.

         Advertising Costs

         The Company incurs advertising costs as part of its placement and listing services. The expense is recognized as the advertisements are placed. Advertising expense for years ended December 31, 2004 and 2003 were $421,780 and $49,627, respectively.

         Cash and Cash Equivalents

         Cash and cash equivalents include cash on hand and cash in banks in demand and time deposit accounts with maturities of 90 days or less.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Concentrations of Credit Risk

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, and cash equivalents and trade receivables. The Company maintains cash and cash equivalents with high-credit, quality financial institutions. At December 31, 2004 the cash balances held at financial institutions were in excess of federally insured limits.

         Credit is generally extended based upon an evaluation of each customer's financial condition, with terms consistent in the industry and no collateral required. The Company determines an allowance for collectibility on a periodic basis. Amounts are written off against the allowance in the period the Company determines that the receivable is uncollectible. The Company has one significant customer that makes up substantially all of the accounts receivable, however, there has not been any collection problems with the account. Sales to this major customer for year ended December 31, 2004 were 45% of total company sales.

         Fair Value of Financial Instruments

         The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

         Long-Lived Assets

         Property and equipment is stated at cost and depreciation is provided for by the straight-line method over the related assets' estimated economic lives ranging from three to five years. Amortization of leasehold improvements is provided for by the straight-line method over the lesser of the estimated economic useful lives or the lease term. Property under capital leases is amortized over the lease terms and included in depreciation and amortization expense.

         Deferred Revenue

         Deferred revenue represents all payments received from customers in excess of revenue earned based on click-through activity (web site visitations) and will be recognized as actual click-throughs occur.

         Income Taxes

         The Company follows Statement of Financial Accounting Standards No. 109
- Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         Accounting for Stock-Based Compensation

         During the years ended December 31, 2003 and 2004, there were 1,639,634 and 600,000 options were granted respectively, see Note 10, "Stock Option Plan". Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

         The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions at December 31, 2003 and 2004:

    Average risk free interest rate                     5.0%
    Expected lives (in years)                            10
    Dividend yield                                        0
    Expected volatility                                   0

    The following table presents the pro-forma net loss and net loss per share after giving effect to FAS123, "Accounting for Stock Based Compensation".

--------------------------------------------------------------------------------
                                       December 31, 2003    December 31, 2004
--------------------------------------------------------------------------------
Net loss as reported                   $(1,801,454)         $(4,322,864)
--------------------------------------------------------------------------------
Less: FAS123 stock option expense      $153,296             $215,130
--------------------------------------------------------------------------------
Pro-forma net loss                     $(1,954,750)         $(4,537,994)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net loss per share as reported:
--------------------------------------------------------------------------------
Basic                                  $(0.05)              $(0.13)
--------------------------------------------------------------------------------
Diluted                                $(0.05)              $(0.12)
--------------------------------------------------------------------------------
Pro-forma net loss per share:
--------------------------------------------------------------------------------
Basic                                  $(0.06)              $(0.14)
--------------------------------------------------------------------------------
Diluted                                $(0.05)              $(0.13)
--------------------------------------------------------------------------------

         Applying SFAS 148 may not be representative of the effects on pro forma net income (loss) for future years as options vest over several years and additional awards will likely be made each year.

         Recent Accounting Pronouncements

         In December 2004, the FASB issued Statement 123 r (revised 2004) which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). The Company files as a small business issuer and must meet the requirements of this Statement for accounting periods after December 15, 2005. Adoption of FASB 123r will have a significant impact on the financial statements of the Company through the expensing of stock option grants.

4.       Accounts Receivable

         At December 31, 2004, one customer accounted for all of the Company's accounts receivable. That customer also accounted for 45% of revenue over the year ended December 31, 2004. The Company has not experienced any problem with collectibility of the receivable.

5.       Property and Equipment

         The property and equipment for the year ended December 31, 2004 was:

                  Computer equipment                           $256,303
                  Software                                       31,841
                  Other equipment                                36,600
                  Furniture and fixtures                         36,521
                  Leasehold Improvements                         39,917
                                                           ------------
                  Total fixed assets                            401,182
                  Less: Accumulated depreciation               (109,462)
                                                              ---------
                  Net property and equipment                   $291,720
                                                           ============

         Depreciation expense for years ended December 31, 2004 and 2003 were $77,798 and $19,933, respectively.

         Property and equipment under capital leases were $108,893 and $18,545 at December 31, 2004 and 2003, respectively.

6.       Deferred Revenue

         Deferred revenue represents all payments received from customers in excess of revenue earned based on click-through activity (web site visitations) and will be recognized as actual click-throughs occur.

         As of December 31, 2004 the current portion of the deferred revenue is $2,865,726 and the long term portion of the deferred revenue is $4,370,363. The Company allocates between the current portion and the long term portion based upon its historical experience and its estimate of click through activity over the succeeding twelve months.

7.       Income Taxes

         The following table reconciles the Federal statutory rate of 35% to the Company's effective tax rate:

                                                                Year Ended December 31,
                                                            --------------------------------
                                                               2004                2003
                                                            --------------     -------------
                                                                                (Pro-forma)
         Expected income tax (benefit)                     $  (1,492,000)     $   (631,000)
         State tax (benefit), net of Federal effect             (213,000)          (90,000)
         Increase in valuation allowance                       1,705,000           721,000
                                                            --------------     -------------
                                                           $        -         $       -
                                                            ==============     =============

         Prior to 2004, the Company and its stockholders elected to be taxed under subchapter S of the Internal Revenue Code. As a result, all items of income or loss passed to the stockholders, and the stockholders were liable for all Federal and State income taxes on income earned by the Company through December 31, 2003. Therefore, the above reconciliation for 2003 is for pro-forma purposes only.

         Prior to 2004, the Company reported its income and deductions utilizing the cash method of accounting for Federal income tax purposes. Accordingly, certain items of income and expense were recognized in different years for income tax purposes than they were for financial statement purposes. Effective, January 1, 2004, the Company, under procedures established by the Internal Revenue Service ("IRS"), will be changing its method of accounting from the cash method to the accrual method. Simultaneously, the Company will be seeking to defer the recognition of income on its deferred revenue. The Company is not assured that the IRS will agree to allow the Company to defer such recognition. If the IRS does not permit the deferral, the Company could be liable for $450,000 in current income taxes for the year ended December 31, 2004.

         The components of the Company's deferred tax asset at December 31, 2004 are as follows:

         Net operating loss                              $      1,705,000
         Valuation allowance                                   (1,705,000)
                                                             --------------
                                                         $           -
                                                             ==============

         As of December 31, 2004, the Company has net operating losses totaling approximately $4,263,000, which will expire in 2024.

8.       Net Loss Per Share

         Net loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Common equivalent shares are excluded from the computation of net loss per share as their effect would be anti-dilutive. There were 2,239,634 potentially dilutive shares outstanding as of December 31, 2004.

9.       Stockholders' Deficit

         The authorized capital stock currently consists of 200,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of December 31, 2004, there were 33,560,275 shares of our Common Stock issued and outstanding and options exercisable for 2,239,634 shares of Common Stock. No other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures are outstanding.

     Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore.

     Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

         a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

         b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

         c. all liquidation preferences on any then outstanding preferred stock.

     Holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

         Preferred Stock

         Our board of directors is authorized, without further stockholder approval, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to the Common Stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. At present, we have no plans to issue any shares of our preferred stock.

         The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements and amendments, together with our corporate bylaws.

10.      Stock Option Plan

         The 2004 Stock Option Plan (the "Plan") gives the board of directors the ability to provide incentives through grants or awards of stock options, stock appreciation rights, and restricted stock awards (collectively, "Awards") to present and future employees of us and our affiliated companies. Outside directors, consultants, and other advisors are also eligible to receive Awards under the Plan.

         A total of 5,212,500 shares of our Common Stock are reserved for issuance under the Plan. If an incentive award expires or terminates unexercised or is forfeited, or if any shares are surrendered to us in connection with an Award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

         Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

         No more than 1,000,000 shares of the authorized shares may be allocated to Awards granted or awarded to any individual participant during any calendar year. Any shares of restricted stock and any shares underlying a grant of options that are forfeited will not count against this limit.

         The board of directors or one of its committees will administer the Plan. If Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended, apply to us and the Plan, then each member of the board or committee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code and a outside director for the purposes of Rule 16b-3. Subject to the terms of the Plan, the committee will have complete authority and discretion to determine the terms of Awards.

         The Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant.

Stock option transactions under the Plan were as follows:

                                                                                     Weighted
                                                            Number of                Average
                                                            Shares                   Exercise Price
                                                            --------------------     ------------------
         Outstanding options at January 1, 2004             2,239,634                $1.00
         Options expired or cancelled
-------------------------------------------------------------------------------------------------------
Outstanding options at December 31, 2004                    2,239,634                $1.00

The following information applies to options outstanding at December 31, 2004:

                                                                                Options
                                              Options outstanding               Exercisable
                                    ---------------------------------------     ----------------
                                                           Weighted
                                                           average
                                    Number                 remaining            Number
        Exercise price              outstanding            life (years)         Exercisable
        ------------------------    ------------------     ----------------     ----------------
        $1.00                       2,239,634              8.7                  616,420

11.      Related Party Transactions.

As of December 31, 2004, the Company had a loan due from a stockholder totaling $25,000. This loan accrues interest at 7% and is payable on demand.

In December 2004, the Company signed several promissory note agreements with an officer and a stockholder to settle outstanding balances owed to the Company. The notes total $781,410 in aggregate and bear interest at prime plus two percent, mature on December 5, 2004 and the earlier of January 31, 2005 or the completion of a merger of the Company into MAC Worldwide and pay interest only until maturity when the principal is due and payable in its entirety. In December 2004 the officer paid the amount that was due on December 5, 2004. As of December 31, 2004, the officer does not owe any money to the Company.

12.      Commitments and Contingencies

         The Company has entered into a non-cancelable operating lease for facilities through August 31, 2006. Rental expense was approximately $152,000 and $98,984 for years ended December 31, 2004 and 2003, respectively. At December 31, 2004, the future minimum lease payments for the years ending December 31 are as follows:

                2005     $158,000
                2006     $108,000

         The Company has entered into capital leases for equipment. The leases are for 24 and 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease. The following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases:

                Year ended December 31,
                2005                                                 $44,717
                2006                                                  39,795
                2007                                                  18,632
                                                                ------------
                Total minimum lease payments                         103,144
                Less: Imputed interest                               (20,486)
                                                                ------------
                Present value of net minimum lease payments         $ 82,658
                                                                ============

         The capitalized lease payments for the years ended December 31, 2004 and 2003 were $28,414 and $7,967, respectively.

         Provision for refunds payable

         The Company has estimated that it has guaranteed a certain amount of traffic to various customers. If the traffic is not delivered in the stipulated period the customer is entitled to a full refund of the deferred revenue balance. As of December 31, 2004 the Company had delivered 80% of the guaranteed traffic. For the remaining balances the Company has set up a $798,810 reserve for refunds payable.

       Provision for income taxes

       As part of the merger with MAC the Company agreed to pay any potential taxes liability related to the sale of the assets of Mimi and Cocos to certain shareholders of MAC. The Company has reserved $100,000 for such potential liability.

       Employment agreement

       On December 29, 2004 the Company signed a two year employment agreement with its President and Director ("President") which will automatically renew from year to year unless terminated by either party. The terms of the agreement include: Annual salary of $175,000, with a minimum increase of 10%; an annual bonus not to exceed $175,000 to be approved by the Board; 600,000 stock option grants at an exercise price of $1, the fair market value per share of the Company common stock at the date of this Agreement, to be vested 1/3 upon the six month anniversary of the grant date, 1/3 upon the one year anniversary of the grant date and the remainder upon the second anniversary of the grant date.

13.      Private Placement and Merger

       On December 31, 2004, the Company completed a reverse triangular merger with MAC via its Acquisition Sub. MAC became the surviving company of the merger and changed its name to InfoSearch Media, Inc. At the effective time of the Merger (the "Effective Time"), the Company discontinued the current business plan to pursue the business and plan and operations of TrafficLogic. At the same time, all of the issued and outstanding shares of capital stock of Mimi & Coco, a subsidiary of MAC, were sold to Vincenzo Cavallo and Anthony Cavallo in consideration for 24,301,170 shares of Common Stock which have been retired (the "Split-Off"). Also, at the Effective Time, the holders of shares of common stock and options of TrafficLogic received 17,500,000 shares of Common Stock and Common Stock Equivalents, the former stockholders of MAC retained 14,000,035 shares of Common Stock and, the investors purchasing Common Stock in the Private Placement Transaction were sold 3,699,868 shares of Common Stock.

       The merger between TrafficLogic and MAC under the purchase method of accounting prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations, has been accounted for as a reverse acquisition for financial accounting purposes. Although MAC was the legal acquirer in the merger, TrafficLogic was the accounting acquirer. Consequently, the historical financial information included in these financial statements is that of TrafficLogic. The reverse merger is deemed a capital transaction and the net assets of TrafficLogic (the accounting acquirer) are carried forward to MAC (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of MAC and the assets and liabilities of TrafficLogic are recorded at historical cost. In these financial statements, TrafficLogic is the operating entity for financial reporting purposes and the financial statements for all periods presented represent TrafficLogic's financial position and results of operations. The equity of TrafficLogic is the historical of MAC.

         As of December 31, 2004, the Company had sold 3,699,868 shares through the Private Placement for $3,478,261, net of expenses. The money was received by the Company on January 3, 2005.

         In the private placement the Company has a requirement to file a Registration Statement within 60 days of the closing of the private placement and has a requirement to get the statement effective within 120 days of the closing. The Company filed a form SB-2 registration statement on February 14, 2005 thereby meeting the filing requirement. The Company must get the registration statement effective by the end of the April, 2005 or there is a penalty of 1% of the principal amount of the proceeds. At this time the Company believes that it will meet this requirement as well.

14.      Subsequent Events

         On January 1, 2005 the Company issued 300,000 common stock warrants to a financial advisor for services rendered in the merger. The warrants are exercisable at $1.00 per share, vest immediately and have a term of five years. On January 24, 2005, the Company issued options to purchase 150,000 shares of the Company's common stock to advisors for services rendered to the Company.

         On February 14, 2005 the Company filed a registration statement on form SB-2 to register 19,682,105 shares of common stock pursuant to the merger completed on December 31, 2004.

                             INFOSEARCH MEDIA, INC.
                                  BALANCE SHEET
                               SEPTEMBER 30, 2005
                                   (unaudited)

                                     ASSETS

CURRENT ASSETS:
     Cash                                                                            $ 1,178,246
     Accounts receivable                                                                  30,275
     Due from related parties                                                             25,000
     Prepaid expenses and other current assets                                           269,112
                                                                                     -----------
        TOTAL CURRENT ASSETS                                                           1,502,633

PROPERTY AND EQUIPMENT                                                                   321,052

CONTENT DEVELOPMENT                                                                      392,059

SECURITY DEPOSIT                                                                          37,500
                                                                                     -----------

        TOTAL ASSETS                                                                 $ 2,253,244
                                                                                     ===========

                   LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable and accrued expenses, payroll and taxes                        $   385,902
     Current portion of deferred revenue                                               1,890,182
     Provision for refunds payable/bad debts                                             265,389
     Current portion of capital lease obligations                                         32,481
                                                                                     -----------
        TOTAL CURRENT LIABILITIES                                                      2,573,954

CAPITAL LEASE OBLIGATIONS                                                                 26,573

DEFERRED REVENUE                                                                       2,310,222
                                                                                     -----------

        TOTAL LIABILITIES                                                              4,910,750

STOCKHOLDERS' DEFICIT:
     Preferred stock, undesignated, par value $0.001 per share, 25,000,000 shares
           authorized; no shares issued and outstanding;                                      --
     Common stock, $0.001 par value, authorized 200,000,000 shares;
           issued and outstanding 33,918,400                                              33,919
     Additional paid in capital                                                        4,306,728
     Accumulated deficit                                                              (6,998,153)
                                                                                     -----------
        TOTAL STOCKHOLDERS' DEFICIT                                                   (2,657,506)
                                                                                     -----------

        TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT                                  $ 2,253,244
                                                                                     ===========

     The accompanying notes are an integral part of the financial statements

                             INFOSEARCH MEDIA, INC.
                            STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (unaudited)

                                        Three Months Ended Sep 30,        Nine Months Ended Sep. 30,
                                      -----------------------------     -----------------------------
                                          2005             2004             2005             2004
                                      -----------------------------     -----------------------------
                                       (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
NET SALES                             $  2,685,510     $  1,162,059     $  6,496,249     $  2,295,049
COST OF SALES                              628,464          526,502        1,441,380        1,220,980
                                      ------------     ------------     ------------     ------------
GROSS PROFIT                             2,057,046          635,557        5,054,869        1,074,069
                                      ------------     ------------     ------------     ------------

COSTS AND EXPENSES:
     Selling expenses                      661,355          794,279        1,703,062        1,776,307
     General and administrative          1,279,901          897,034        3,733,332        1,942,401
                                      ------------     ------------     ------------     ------------
        TOTAL COSTS AND EXPENSES         1,941,256        1,691,313        5,436,394        3,718,708
                                      ------------     ------------     ------------     ------------

LOSS FROM OPERATIONS                       115,790       (1,055,756)        (381,525)      (2,644,639)

INTEREST INCOME/EXPENSE                     (2,299)              --           26,042           (4,829)
                                      ------------     ------------     ------------     ------------

NET INCOME/(LOSS)                     $    113,491     $ (1,055,756)    $   (355,483)    $ (2,649,468)
                                      ============     ============     ============     ============

LOSS PER SHARE - BASIC AND DILUTED    $       0.00     $      (0.03)    $      (0.01)    $      (0.08)
                                      ============     ============     ============     ============

BASIC WEIGHTED AVERAGE NUMBER OF
     SHARES OUTSTANDING                 33,850,390       33,560,275       33,832,548       33,560,275
                                      ============     ============     ============     ============

DILUTED WEIGHTED AVERAGE NUMBER
     OF COMMON SHARES OUTSTANDING       34,393,608       33,560,275       34,375,766       33,560,275
                                      ============     ============     ============     ============

    The accompanying notes are an integral part of the financial statements

                             INFOSEARCH MEDIA, INC.
                            STATEMENTS OF CASH FLOWS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (unaudited)

                                                                          Nine months ended September 30,
                                                                          -------------------------------
                                                                               2005            2004
                                                                          -------------------------------
                                                                            (Unaudited)     (Unaudited)
                                                                          -------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                               $  (355,483)    $(2,649,468)
                                                                            -----------     -----------
     Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
            Depreciation and amortization                                       210,067          53,871
            Stock based compensation                                            642,385              --

     Changes in assets and liabilities:
        Accounts receivable                                                     104,751        (441,948)
        Prepaid expenses and other current assets                              (220,056)         (9,697)
        Accounts payable, accrued expenses and other liabilities               (262,076)        239,184
        Amounts refunded to customers                                          (533,421)        (72,361)
        Deferred revenue                                                     (3,035,684)      4,290,687
                                                                            -----------     -----------
            Total adjustments                                                (3,094,034)      4,059,736
                                                                            -----------     -----------

NET CASH (USED IN) AND PROVIDED BY OPERATING ACTIVITIES                      (3,449,517)      1,410,268
                                                                            -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures - Fixed assets                                       (150,528)       (137,792)
     Capital expenditures - Content development                                (480,930)             --
                                                                            -----------     -----------
NET CASH USED IN INVESTING ACTIVITIES                                          (631,458)       (137,792)
                                                                            -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments of capital lease obligations                            (23,605)        (39,163)
     Loan to stockholders                                                            --        (768,533)
     Gross proceeds from private placement and sale of Common Stock           3,949,868              --
     Employee advances                                                            4,000          (9,000)
                                                                            -----------     -----------
NET CASH PROVIDED BY AND (USED IN) FINANCING ACTIVITIES                       3,930,263        (816,696)
                                                                            -----------     -----------

NET (DECREASE)/INCREASE IN CASH                                                (150,712)        455,780

CASH - BEGINNING OF PERIOD                                                    1,328,958         210,407
                                                                            -----------     -----------

CASH - END OF PERIOD                                                        $ 1,178,246     $   666,187
                                                                            ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:
        Cash paid for interest                                              $    10,256     $     4,829
                                                                            ===========     ===========

     The accompanying notes are an integral part of the financial statements

                             INFOSEARCH MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (unaudited)

1. Basis of Presentation

The accompanying unaudited financial statements for the three and nine month periods ended September 30, 2005 and 2004 have been prepared by InfoSearch Media, Inc. in accordance with the instructions to Form 10-QSB and the rules and regulations of the Securities and Exchange Commission including Regulation S-B and accounting principles generally accepted in the United States ("GAAP"). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and other adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with GAAP have been omitted pursuant to such instructions, rules and regulations. The Company believes that the disclosures provided are adequate to make the information presented clear and straightforward. For a more complete understanding of the Company's financial position, these financial statements should be read in conjunction with the audited financial statements and explanatory notes in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on April 29, 2005.

The results of the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year ending December 31, 2005.

2. Organization and Nature of Operations

On December 31, 2004, Trafficlogic, Inc., a California corporation ("Trafficlogic") merged with MAC Worldwide, Inc. ("MAC"); the surviving company changed its name to InfoSearch Media, Inc. ("InfoSearch Media" or the "Company"). Such merger consisted of three related transactions: (1) the merger (the "Merger") of Trafficlogic with and into a newly organized and wholly-owned subsidiary of MAC, Trafficlogic Acquisition Corp., a Delaware corporation, which later changed its name to Trafficlogic, Inc. ("Acquisition Sub"); (2) the disposition of MAC's wholly-owned operating subsidiary, Mimi & Coco, Inc., a Canadian corporation ("Mimi & Coco") (the "Split-Off"); and (3) the closing of a private placement offering of common stock, par value $0.001 per share (the "Common Stock") (the "Private Placement Transaction"). The Company, originally a Sub Chapter S Corporation, lost its S election on January 5, 2004 and is now organized as a Sub Chapter C Corporation.

InfoSearch Media, Inc. is a Los Angeles-based global developer of leading-edge content-based solutions that support the organic search marketing initiatives of its clients. The Company has two primary revenue producing programs, ContentLogic and ArticleInsider. Through its ContentLogic program, the Company delivers, through sale or license agreements, branded original content for use on client's web sites. Utilizing sophisticated content and keywords analytics, content developed in the ContentLogic program drives traffic to the client's website through improved search engine rankings. The ContentLogic content provides an information appropriate environment engineered to stimulate a sale. The Company derives revenue from this program primarily through month-to-month licensing agreements. Many of our small business clients prefer the month-to-month leasing option over the purchase alternative because it provides lower upfront cost without a long term commitment. The Company is concentrating on the licensing model as it provides the Company with ongoing, ratable revenue as well as an ongoing customer relationship which provides the Company with an upsell opportunity for new or additional products or services.

Our ArticleInsider program was designed to target clients desiring to increase and improve traffic to the client's existing website by providing to such client highly qualified leads. Using the same content development and keyword analytics development process utilized for ContentLogic, content is written for clients in the form of a general informational article focused on the client's business topic. The article is placed on the ArticleInsider website located at www.articleinsider.com. Clients sponsor an advertising link placed in a prominent location on the article through which the client receives double-qualified traffic leads to their websites. The Company receives revenues for such services in the now traditional cost per click method. In May 2005, the Company began selling its traffic through the Company's proprietary bidding algorithm which distributes traffic to clients according to relative bid rates. At the same time, the Company established an affiliate program as part of its ArticleInsider program in order to supplement the traffic it received to the ArticleInsider website. The Company derives revenues from the affiliate program on a cost-per-click ("CPC") basis through the sale of visitor traffic purchased by the Company from other online advertising companies and tested through the Company's proprietary click-fraud prevention algorithm. The final component of the ArticleInsider program is the Company's partnership with Google wherein Google pays the Company fees for clicks on links sponsored by Google and displayed on the ArticleInsider web site.

The Company plans to continue to develop and expand both the ContentLogic and ArticleInsider programs.

3. Significant Accounting Policies

These financial statements have been prepared in accordance with GAAP. The significant accounting policies used in the preparation of these financial statements are summarized below.

Revenue Recognition

The Company's revenues are derived principally from the licensing or sale of unique content developed for its clients under the ContentLogic program or the sale on a CPC basis of advertising traffic as part of its ArticleInsider program. In addition, the Company receives a small portion of its revenue through other marketing services including advertising link sales and website design referral fees.

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and 104 "Revenue Recognition," and Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables." In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

Client deposits received for products and services provided through the ArticleInsider program are initially recorded as deferred revenue. The Company recognizes revenue on a CPC basis as advertising traffic is distributed to its clients. As the traffic is distributed through the ArticleInsider web site or through the ArticleInsider affiliate program to the Company's clients, the bidded or contracted CPC amount is recognized as revenue. Total click-throughs are defined as the number of unique users that click on an advertisement or search result. Also, as part of this program, the Company has established a partnership with Google through which Google pays the Company fees for clicks on links sponsored by Google and displayed on the ArticleInsider web site. The Company recognizes the revenue generated from this service as reported by Google to the Company at the end of each month.

For the three and nine months ended September 30, 2005, the Company received 64.3%, and 61.7%, respectively, of the Company's total revenues from the ArticleInsider program. Similarly, for the three and nine months ended September 30, 2004, the Company received 94.0% and 94.0%, respectively, of the Company's total revenues from the ArticleInsider program.

The Company also derives revenue through the licensing and sale of high quality content in the ContentLogic program. If a client deposit is received in advance of work being completed, a deferred revenue liability account entry is created until the revenue is recognized. Content sale revenue is recognized when the content is delivered to and accepted by the client. Revenue received through a 12-month license agreement is treated as an installment sale and prorated revenue is recognized on a monthly basis over the life of the agreement. Clients subject to a 12-month licensing agreement have the right to continue leasing the content at the end of the term on a month-to-month basis. In late September, 2005, the Company increased licensing fees and revised the term provided under the licensing agreements from annual to month-to-month. Revenue received under month-to-month licensing agreements is recognized on a monthly basis.

For the three and nine months ended September 30, 2005, approximately 29.0% and 30.6%, respectively, of the Company's revenues were derived from the ContentLogic program. Similarly, for the three and nine months ended September 30, 2004, 6.0% and 6.0%, respectively, of the Company's revenues were derived from the ContentLogic program.

The Company also receives revenue from website design referral fees and advertising link sales. Revenue received from these services is recognized when the service is complete. Client deposits received in advance of work being completed for such services are deferred by creation of a revenue liability account entry until the revenue is recognized. For the three and nine months ended September 30, 2005, approximately 6.6%, and 5.1%, respectively, of the Company's total revenues were derived from these other programs. For the three and nine months ended September 30, 2004 the Company had no sales in these other programs.

Cost of Revenues

A significant portion of the Company's cost of sales is related to content developed under the ContentLogic program and content developed and affiliate traffic costs for the Company's ArticleInsider program.

Content developed pursuant to outright sales and licensing under the ContentLogic program is developed through editors, keyword analysts and independent contractors who write and edit the copy and analyze the keywords. The Company recognizes and expenses those costs related to the content developed for outright sales to clients as the cost is incurred, while the cost of content development for licensing subject to a 12-month contract is amortized over the life of the contract. In late September, 2005 the Company introduced a month-to-month ContentLogic licensing option, with content development costs for the month-to-month contracts expensed when incurred.

Costs related to the content development for the Company's ArticleInsider web site are capitalized and recognized over a thirty-six month period. During the year ended December 31, 2004, the Company's practice was to expense the cost of content developed for ArticleInsider as the costs were incurred. As of January 1, 2005, to better match costs to revenues, the Company began amortizing ArticleInsider related content development costs over the expected life of thirty-six months, which resulted in an increase in the Company's gross margins. The Company recognizes the costs associated with its affiliate traffic program as incurred.

Accounting for Stock-Based Compensation

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions at September 30, 2005:

      Average risk free interest rate                                    4.20%
      Expected lives (in years)                                          10
      Dividend yield                                                     0
      Expected volatility                                                105.03%

The following table presents the pro-forma net loss and net loss per share after giving effect to FAS123, "Accounting for Stock Based Compensation."

                                                       Three Months Ended               Nine Months Ended
                                                         September 30,                    September 30,
                                                  ------------------------------------------------------------
                                                      2005           2004              2005            2004
                                                  ------------------------------------------------------------
      Net income/(loss) as reported               $   113,491    $(1,055,756)      $  (355,483)    $(2,649,468)
      Less: FAS123 stock option expense           $    68,929    $    40,182       $   528,630     $   248,121
                                                  ------------------------------------------------------------
      Pro-forma net loss                          $    44,562    $(1,095,938)      $  (884,113)    $(2,897,589)
                                                  ------------------------------------------------------------

      Net income/(loss) per share as reported:
      Basic                                       $      0.00    $     (0.03)      $     (0.01)    $     (0.08)
      Diluted                                     $      0.00    $     (0.03)      $     (0.01)    $     (0.08)
      Pro-forma net loss per share:
      Basic                                       $      0.00    $     (0.03)      $     (0.03)    $     (0.09)
      Diluted                                     $      0.00    $     (0.03)      $     (0.03)    $     (0.09)

Applying SFAS 148 may not be representative of the effects on pro forma net income (loss) for future years as options vest over several years and additional awards will likely be made each year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Recently Issued Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 replaces Accounting Principles Board Opinion No. 20, "Accounting Changes" ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154.

4. Accounts Receivable

At September 30, 2005 and 2004, one partner accounted for all of the Company's accounts receivable. The Company has not experienced any problem with collectibility of the receivable.

5. Deferred Revenue

Deferred revenue represents all payments received from clients in excess of revenue earned based on click-through activity (web site visitations) or final delivery of other services and will be recognized as actual click-throughs occur or final delivery and acceptance occurs.

As of September 30, 2005 the current portion of the deferred revenue is $1,890,182 and the long term portion of the deferred revenue is $2,310,222. As of September 30, 2004, the Company had deferred revenue of $6,798,505, which was classified in its entirety as long term. On January 1, 2005, the Company began allocating deferred revenue between current and long term based upon its historical experience and its estimate of click through activity over the succeeding twelve months.

6. Net Income per Share

The Company utilizes SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed similarly to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential additional common shares that were dilutive had been issued. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. The Company's common share equivalents consist of stock options.

The following table represents a reconciliation of the shares used to calculate basic and diluted earnings per share for the respective periods indicated:

                                               Three Months Ended                Nine Months Ended
                                                  September 30,                     September 30,
                                          -------------------------------------------------------------
                                              2005            2004             2005             2004
                                          -------------------------------------------------------------
      Numerator Net income/(loss)         $   113,491     $(1,055,756)     $  (355,483)     $(2,649,468)
      Denominator:
      Denominator for basic earnings       33,850,390      33,560,275       33,832,548       33,560,275
      per share - adjusted weighted
      average shares

      Effect of dilutive securities:
      Employee stock options                  543,218                          543,218
      Denominator for diluted earnings     34,393,608      33,560,275       34,375,766       33,560,275
      per share - adjusted weighted
      average shares and assumed
      conversion

Potential common shares have been excluded from the computation of diluted earnings per share due to their exercise price being greater than the Company's weighted average stock price for the period. For the three months ended September 30, 2005 and 2004, the number of shares excluded was 2,364,920 and 0, respectively. For the nine months ended September 20, 2005 and 2004 the number of shares excluded were 2,364,920 and 0, respectively.

7. Stockholders' Deficit

On January 24, 2005, the Company granted a consultant options exercisable for 150,000 shares of Common Stock exercisable at $3.25 per share. For the three and nine months ended September 30, 2005, the Company recognized costs of $0 and $125,775 for this issuance.

On February 18, 2005, the Company issued 20,000 shares of Common Stock to a consultant for services rendered to the Company. At the time of issuance, these shares had an estimated market price of $3.80. The Company expensed the full value of the shares as a result of the Company's termination of the services of the consultant during the three months ended March 31, 2005. The Company recorded stock based compensation of $76,000 related to this transaction.

The Company has issued restricted stock to certain employees and members of the Board of Directors as part of their compensation. At the time of issuance, the Company valued the stock at $1,793,400. This restricted stock vests over one, two and four years and is recognized on a straight-line basis over the vesting period. The Company recognized compensation expense of $247,367 and $440,610 for the three and nine months ended September 30, 2005, respectively, related to this restricted stock.

8. Related Party Transactions.

As of September 30, 2005, the Company had a loan due from a stockholder totaling $25,000. This loan accrues interest at 7% and is payable on demand.

9. Commitments and Contingencies

Reserve for refunds

The Company has estimated that it has guaranteed a certain amount of traffic to various clients. If the traffic is not delivered during the agreed upon period the client is entitled to a full refund of the deferred revenue balance. As of March 31, 2005, the Company had delivered 80% of the guaranteed traffic. For the remaining balances the Company has set up a $244,045 reserve for refunds payable as of September 30, 2005.

Employment agreements

The Company entered into an executive employment agreement with Steve Lazuka. The employment agreement provides for an initial annual base salary of $175,000. The agreement provides for a minimum annual increase in base salary of 10% and additional increases at the discretion of the Board of Directors. The employment agreement also provides for an annual performance-based bonus of up to $175,000 as determined by the Company's Board of Directors. Under the agreement, Mr. Lazuka received options to purchase up to 500,000 shares of our Common Stock made available under our 2004 Stock Option Plan (the "Plan") which vest over a three year period. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the Plan. The exercise price of the options granted pursuant to this employment agreement is $1.00 per share and the exercise price of any future options granted to Mr. Lazuka will be the fair market value of our Common Stock on the date such options are granted.

Mr. Lazuka's employment agreement expires on December 31, 2006, subject to extension or earlier termination. The agreement provides that if Mr. Lazuka is terminated by us without cause or if he terminates his employment agreement for good reason, he will be entitled to his base salary, any bonus then earned and all health and benefits coverage in each case for the 12 months thereafter. At the election of Mr. Lazuka, in the event of such termination, his base salary and any bonus then earned is payable by the Company within 45 days after his last day of employment. Additionally, all stock options granted to him will immediately vest.

Mr. Lazuka's employment agreement was amended on August 24, 2005 as the result of Mr. Lazuka's resignation as Chief Executive Officer and simultaneous engagement as Chief Strategy Officer. No changes were made to the term and underlying compensation.

On March 8, 2005 the Company entered into an executive employment agreement with Frank Knuettel as the Chief Financial Officer. The employment agreement provides for an initial annual base salary of $175,000 provided that if Mr. Knuettel remains in the employment of the Company in the month following the second consecutive quarter that the Company is profitable on a GAAP basis, his base salary will increase to $185,000. The agreement provides for a potential target bonus of 30% of base salary contingent on the Company's achieving revenue and operating income goals and Mr. Knuettel's attaining individual goals established by the board of Directors. Under the agreement, Mr. Knuettel received options to purchase up to 262,500 shares of our Common Stock made available under the Plan which vest over a four year period and 352,500 shares of Restricted Stock that also vest over a four year period.

On May 9, 2005 the Company entered into an employment agreement with Michael Papale as the Vice President of Sales and Business Development. The agreement provides for a base salary of $150,000 with performance compensation of 1.5% in the first six months to 2.0% in the second six months of monthly bookings greater than $300,000. There is a claw back clause for bookings that are refunded or never received. Additionally, 175,000 shares were granted with a four year vesting. After three to six months an additional 87,500 stock options may be granted as determined by the CEO.

On August 23, 2005, the Company entered into an employment agreement with George Lichter as Chief Executive Officer providing for an initial annual base salary of $150,000 and an annual performance-based bonus of up to $150,000 to be reviewed on an annual basis by the Board of Directors who shall determine, based on the operating performance of the Company, whether an upward adjustment to such annual salary is appropriate. In addition, Mr. Lichter was granted, under the Plan, a restricted stock award representing 675,000 shares of Common Stock of which 225,000 shares vested on September 23, 2005 and the remaining shares will vest in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that Mr. Lichter's employment has not been terminated by the Company for cause or Mr. Lichter has not terminated his employment for other than good reason under circumstances where he has also been removed or has resigned from the Board.

The Company has agreed to allow Mr. Lichter to participate, as a selling stockholder, in any financing transaction undertaken by the Company for the purpose of satisfying the tax liability incurred by Mr. Lichter as a result of the restricted stock award. In the event that the Company has not completed a financing transaction in which Mr. Lichter participates by the due date of such tax liability, the Company has agreed to pay such liability on Mr. Lichter's behalf. The Company's obligations related to such tax liability are conditioned on Mr. Lichter's filing of a Section 83(b) election within 15 business days of the date or the restricted stock award.

Effective as of August 23, 2005, Claudio Pinkus was elected as Chairman of the Board of Directors to serve in such capacity until the election of his successor by the stockholders or his earlier resignation or removal. In consideration for his services in such capacity, Mr. Pinkus will receive an annual stipend of $100,000 and a restricted stock award representing 675,000 shares of Common Stock, of which 225,000 shares vested on September 23, 2005 and the balance will vest in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that Mr. Pinkus has not been removed as Chairman for reasons that would constitute "cause" had Mr. Pinkus been an employee of the Company or Mr. Pinkus has not resigned for other than good reason.

The Company has agreed to allow Mr. Pinkus to participate, as a selling stockholder, in any financing transaction undertaken by the Company for the purpose of satisfying the tax liability incurred by Mr. Pinkus as a result of the restricted stock award. In the event that the Company has not completed a financing transaction in which Mr. Pinkus participates by the due date of such tax liability, the Company has agreed to pay such liability on Mr. Pinkus' behalf. The Company's obligations related to such tax liability are conditioned on Mr. Pinkus' filing of a Section 83(b) election within 15 business days of the date or the restricted stock award.

On September 26, 2005 the Company entered into an employment agreement with David Averill as the General Manager, ContentLogic. The agreement provides for a base salary of $175,000 with performance bonus to be negotiated. Additionally, Mr. Averill received options to purchase up to 150,000 shares of our Common Stock made available under the Plan which vest over a three year period.

Income taxes

The Company had reserved $100,000 for a potential tax liability associated with the Split-Off. At the end of July, 2005, the Company paid the total tax liability of $84,496 associated with the Split-Off.

Prior to 2004, the Company reported its income and deductions utilizing the cash method of accounting for Federal income tax purposes. Accordingly, certain items of income and expense were recognized in different years for income tax purposes than they were for financial statement purposes. Effective, January 1, 2004, the Company, under procedures established by the Internal Revenue Service ("IRS"), will be changing its method of accounting from the cash method to the accrual method. Simultaneously, the Company will be seeking to defer the recognition of income on its deferred revenue. The Company is not assured that the IRS will agree to allow the Company to defer such recognition. If the IRS does not permit the deferral, the Company could be liable for $450,000 in current income taxes for the year ended December 31, 2004.

10. Subsequent Events

Effective November 7, 2005, the Company completed a private placement offering in the amount of $5.35 million and issued and delivered 8,359,375 shares of common stock and warrants to purchase 4,179,686 shares of common stock for a period of five-years, commencing on November 7, 2005, at the exercise price of $0.88 per share. Gross proceeds from the private placement offering are expected to be used for working capital and general corporate purposes.

  SUBJECT TO COMPLETION, THIS PRELIMINARY PROSPECTUS IS DATED JANUARY 27, 2005

                      12,539,061 Shares of our common stock

                             InfoSearch Media, Inc.

                             PRELIMINARY PROSPECTUS

                               _____________, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's certificate of incorporation and the Company's bylaws authorize indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Company maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of the Company's certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the shares of our common stock.

Expenses                                                   Estimated Amount
--------                                                   ----------------

Securities and Exchange Commission Registration Fee         $        906

Printing and Engraving Expenses                             $      5,000

Legal Fees and Expenses                                     $     10,000

Accounting Fees and Expenses                                $      5,000

Transfer Agent Fees and Expenses                            $      1,000

Miscellaneous                                               $      3,094
                                                            ------------

Total                                                       $     25,000

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

Upon the closing of the Private Placement Transaction, on December 31, 2004, the Registrant sold 3,699,868 shares of our common stock to the investors in the Private Placement Transaction, at a price of $1.00 per share. In connection with the Merger and the Private Placement Transaction we issued a Warrant exercisable for 300,000 shares of our common stock to our financial advisor. These securities where offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors in the Private Placement Transaction were all "accredited investors" as that term is defined under Regulation D. The investors were provided a confidential offering memorandum and executed individual subscription agreements in which they made representations regarding their sophistication and qualifications as accredited investors.

On January 24, 2005, pursuant to a letter agreement between the Company and an investor relations firm, the Company issued Options exercisable for 150,000 shares of our common stock in return for services rendered to InfoSearch. The options are exercisable at a price of $3.25 per share and expire on January 24, 2012. The Company relied on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, because the transaction did not involve any public offering and was made in connection with a privately negotiated transaction.

On February 16, 2005, pursuant to a consulting agreement between the Company and our investor relations firm, the Company issued 20,000 shares of our common stock to our investor relations firm in return for services rendered to InfoSearch. The Company relied on the exemptions from registration provided by
Section 4(2) of the Securities Act and Regulation D promulgated thereunder, because the transaction did not involve any public offering and was made in connection with a privately negotiated transaction.

On March 1, 2005, the Company issued 250,000 shares of our common stock in a private placement transaction to an accredited investor who paid $250,000 to InfoSearch for the shares. These securities where offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investor was an "accredited investor" as that term is defined under Regulation D. The investor was provided a confidential offering memorandum and executed individual subscription agreements in which the investor made representations regarding its sophistication and qualifications as an accredited investor.

On November 7, 2005, the Company issued 8,359,375 shares of our common stock in a private placement transaction to fifteen (15) accredited investor for the purchase price of $0.64 per share (representing a 20% discount to the closing price of our common stock on November 2, 2005). In addition, the Investors received 4,179,686 warrants to purchase 4,179,686 shares of our common stock. The warrants expire on November 7, 2010 and are exercisable at a price of $0.88 per share. These securities where offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors were "accredited investors" as that term is defined under Regulation D.

Item 27. Exhibits

                                                                    Incorporated by Reference to
Exhibit No.                      Description                              Filings Indicated
---------------------------------------------------------------------------------------------------
    2.1      Agreement and Plan of Merger and Reorganization      Exhibit 2.1 to Company's Current
             dated as of December 30, 2004 among TrafficLogic,    Report on Form 8-K filed on
             Inc., MAC Worldwide, Inc. and TrafficLogic           January 4, 2005 File
             Acquisition Corp.                                    No. 333-97385

    2.2      Split Off Agreement dated December 30, 2004 among    Exhibit 2.2 to Company's Current
             MAC Worldwide, Inc., Vincenzo Cavallo, Anthony       Report on Form 8-K filed on
             Cavallo, Mimi & Coco, Inc. and TrafficLogic, Inc.    January 4, 2005 File
                                                                  No. 333-97385

    3.1.1    Certificate of Incorporation                         Exhibit 3.1 to Company's Form
                                                                  SB-2 filed on July 31, 2002,
                                                                  File Number 333-97385)

    3.1.2    Certificate of Amendment to Certificate of           Exhibit 3.1.2 to Company's
             Incorporation of MAC Worldwide, Inc.                 Current Report on Form 8-K filed
                                                                  on January 4, 2005 File
                                                                  No. 333-97385

    3.1.3    Certificate of Amendment to Certificate of           Exhibit 3.1.3 to Company's
             Incorporation of MAC Worldwide, Inc.                 Current Report on Form 8-K filed
                                                                  on January 4, 2005 File
                                                                  No. 333-97385

    3.2      By laws of MAC Worldwide, Inc.                       Exhibit 3.2 to Company's Form
                                                                  SB-2 filed on July 31, 2002,
                                                                  File Number 333-97385

    4.1      Form of Warrant filed in connection with the         Exhibit 4.1 to Company's Current
             Securities Purchase Agreement dated November 2,      Report on Form 8-K filed on
             2005 between InfoSearch Media, Inc. and the          November 7, 2005 File
             signatory Investors thereto                          No. 333-97385

    5.1      Opinion of Gunderson Dettmer Stough Villeneuve
             Franklin & Hachigian, LLP*

   10.1      Employment Agreement dated December 29, 2004         Exhibit 10.1 to Company's
             between InfoSearch Media, Inc. and Steve Lazuka      Current Report on Form 8-K filed
                                                                  on January 4, 2005 File
                                                                  No. 333-97385

   10.2      Engagement Agreement dated September 27, 2004        Exhibit 10.2 to Company's
             between TrafficLogic, Inc. and CFO 911               Current Report on Form 8-K filed
                                                                  on January 4, 2005 File
                                                                  No. 333-97385

   10.3      Lock Up Agreements between MAC Worldwide, Inc. and   Exhibit 10.3 to Company's
             TrafficLogic, Inc. related to our common stock       Current Report on Form 8-K filed
             acquired in the Merger by Steve Lazuka, Charles      on January 4, 2005 File
             Dargan, Kelly Bakst and David Gagne                  No. 333-97385

   10.4      Indemnity Agreements dated December 31, 2004         Exhibit 10.4 to Company's
             between InfoSearch Media, Inc. and Steve Lazuka,     Current Report on Form 8-K filed
             Charles Dargan and Kelly Bakst                       on January 4, 2005 File
                                                                  No. 333-97385

   10.5       2004 Stock Option Plan Report on Form 4             Exhibit 10.5 to Company's
                                                                  Current 8-K filed on January,
                                                                  2005 File No. 333-97385

                                                                    Incorporated by Reference to
Exhibit No.                      Description                              Filings Indicated
---------------------------------------------------------------------------------------------------
   10.6      Subscription Agreement Report on Form 4              Exhibit 10.6 to Company's
                                                                  Current 8-K filed on January,
                                                                  2005 File No. 333-97385

   10.7      Employment Agreement dated March 8, 2005 between     Exhibit 10.1 to Company's
             InfoSearch Media, Inc. and Frank Knuettel, II        Current Report on Form 8-K filed
                                                                  on March 14, 2005 File
                                                                  No. 333-97385

   10.8      Indemnity Agreement dated March 8, 2005 between      Exhibit 10.8 to Company's Annual
             InfoSearch Media, Inc. and Frank Knuettel, II        Report on Form 10-KSB filed on
                                                                  April 2, 2005

   10.9      Indemnity Agreement dated December 31, 2004          Exhibit 10.9 to Company's Annual
             between InfoSearch Media, Inc. and Louis W. Zehil    Report on Form 10-KSB filed
                                                                  April 12, 2005

   10.10     Indemnity Agreement dated April 15, 2005 between     Exhibit 10.10 to Company's
             InfoSearch Media, Inc. and Martial Chaillet*         registration statement on Form
                                                                  SB-2/A (Registration No.
                                                                  333-122814) originally filed on
                                                                  April 22, 2005.

   10.11     Employment Agreement dated August 23, 2005 between   Exhibit 10.1 to Company's
             InfoSearch Media, Inc. and George Lichter            Current Report on Form 8-K filed
                                                                  on August 26, 2005 File
                                                                  No. 333-97385

   10.12     Amendment to Employment Agreement between            Exhibit 10.2 to Company's
             InfoSearch Media, Inc. and Steve Lazuka which was    Current Report on Form 8-K filed
             originally executed on December 29, 2004             on August 26, 2005 File
                                                                  No. 333-97385

   10.13     Securities Purchase Agreement dated November 2,      Exhibit 10.1 to Company's
             2005 between InfoSearch Media, Inc. and the          Current Report on Form 8-K filed
             signatory Investors thereto                          on November 7, 2005 File
                                                                  No. 333-97385

   10.14     Registration Rights Agreement dated November 2,      Exhibit 10.2 to Company's
             2005 between InfoSearch Media, Inc. and the          Current Report on Form 8-K filed
             signatory Investors thereto                          on November 7, 2005 File
                                                                  No. 333-97385

   16.1      Letter from Sherb & Co., LLP to the Securities and   Exhibit 16 to Company's Current
             Exchange Commission dated September 21, 2005         Report on Form 8-K filed on
                                                                  September 26, 2005 File
                                                                  No. 333-97385

   21.1      List of Subsidiaries                                 Exhibit 21 to Company's Current
                                                                  Report on Form 8-K filed on
                                                                  January 4, 2005 File No. 333-7385

   23.1      Consent of Sherb & Co., LLP*

* Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities
Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Marina Del Rey, California on December 7, 2005.

  Date:  January 27, 2006   By:     /s/ George Lichter
                                    --------------------------------------------
                                    George Lichter
                            Its:    Chief Executive Officer
                                    (Principal Executive Officer)

  Date:  January 27, 2006   By:     /s/ Frank Knuettel, II
                                    --------------------------------------------
                                    Frank Knuettel, II
                            Its:    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

  Date:  January 27, 2006   By:     /s/ George Lichter
                                    --------------------------------------------
                                    George Lichter
                            Its:    Chief Executive Officer
                                    (Principal Executive Officer)

  Date:  January 27, 2006   By:     /s/ Frank Knuettel, II
                                    --------------------------------------------
                                    Frank Knuettel, II
                            Its:    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

  Date:  January 27, 2006   By:     /s/ Martial Chaillet*
                                    --------------------------------------------
                                    Martial Chaillet
                                    Director

  Date:  January 27, 2006   By:     /s/ Claudio Pinkus*
                                    --------------------------------------------
                                    Claudio Pinkus
                                    Director

  Date:  January 27, 2006   By:     /s/ Steve Lazuka*
                                    --------------------------------------------
                                    Steve Lazuka
                                    Director

  Date:  January 27, 2006   By:     /s/ John LaValle*
                                    --------------------------------------------
                                    John LaValle
                                    Director

* Executed by Frank Knuettel, II, as Attorney-in-Fact